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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CARLISLE COMPANIES INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARLISLE COMPANIES INCORPORATED

11605 North Community House Road, Suite 600
Charlotte, North Carolina 28277
(704) 501-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2016 Annual Meeting of Shareholders of Carlisle Companies Incorporated (the "Company") will be held at the principal executive offices of the Company, 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277, on Wednesday, May 18, 2016, at 8:00 am Eastern Time for the following purposes:

  1.
  To elect the three directors nominated by the Board of Directors.

  2.
  An advisory vote to approve the Company's executive compensation.

  3.
  To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2016 fiscal year.

  4.
  To transact any other business properly brought before the meeting.

        Only shareholders of record at the close of business on March 23, 2016 will be entitled to vote whether or not they have transferred their stock since that date.

YOUR VOTE IS IMPORTANT

        If you own your shares directly as a registered shareholder or through the Company's Employee Incentive Savings Plan, please vote in one of these ways:

  •
  Online—by logging on to www.proxyvote.com and following the instructions, using the Control Number shown on the Notice of Internet Availability of Proxy Materials (or paper proxy card if you received or request one), for voting.

  •
  By mail (only if you received or request a proxy card)—by marking, signing, dating and promptly returning the proxy card in the postage-paid envelope.

  •
  By telephone (only if you received or request a proxy card)—by calling the phone number on the proxy card.

  •
  In person—by submitting a ballot in person at the 2016 Annual Meeting of Shareholders.

        If you own your shares indirectly through a bank or broker, you may vote in accordance with the instructions provided by your bank or broker. Those instructions may include online voting. If you receive or request a voting instruction form from your bank or broker, you may also return the completed form by mail or vote by telephone if a number is provided. You may also obtain a legal proxy from your bank or broker and submit a ballot in person at the 2016 Annual Meeting of Shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON MAY 18, 2016:

        The proxy materials relating to the 2016 Annual Meeting, including the form of proxy card, the 2015 Annual Report and the Form 10-K are available on the Internet. Please go to www.proxyvote.com to view and obtain the proxy materials online.

By Order of the Board of Directors
STEVEN J. FORD Secretary

Charlotte, North Carolina
March 31, 2016

 PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Carlisle Companies Incorporated (the "Company") of proxies to be voted at the 2016 Annual Meeting of Shareholders to be held at the principal executive offices of the Company, 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277, on Wednesday, May 18, 2016, at 8:00 am Eastern Time.

        In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of the proxy materials to each shareholder of record, the Company is furnishing proxy materials to its shareholders via the Internet. You will not receive a printed copy of the proxy materials unless you request a copy. Instead, the Notice of Internet Availability of Proxy Materials instructs you how to access and review the proxy materials over the Internet. If you would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting those materials included in the Notice.

        The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about March 31, 2016. This Proxy Statement and the form of proxy card relating to the 2016 Annual Meeting are also first being made available to shareholders on or about March 31, 2016.

        The Proxy is solicited by the Board of Directors of the Company.    The cost of proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the Internet, officers and regular employees of the Company may devote part of their time to solicitation by correspondence sent via e-mail, facsimile or regular mail and telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in connection therewith. Proxies may be revoked at any time prior to voting. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 43.

        The mailing address of the principal executive offices of the Company is Carlisle Companies Incorporated, 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277. Upon written request mailed to the attention of the Secretary of the Company, at the Company's principal executive offices, the Company will provide without charge a copy of its 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

  Voting Procedures

        The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast is necessary for a quorum at the Annual Meeting. Abstentions and shares owned through a broker that are voted on any matter are included in determining the number of votes present or represented at the meeting. Shares owned through a broker that are not voted on any matter at the meeting are not included in determining whether a quorum is present.

        Under New York Stock Exchange rules, the proposal to ratify the appointment of the independent registered public accounting firm is considered a "discretionary" proposal. This means that brokerage firms may vote in their discretion on the proposal on behalf of clients who have not furnished express voting instructions. The proposal to elect the three directors nominated by the Board and the advisory vote to approve the Company's executive compensation are "non-discretionary" proposals, which means that brokerage firms may not use their discretion to vote on any of these matters unless they receive express voting instructions from their clients as described below.

  Voting Methods

        If your shares are registered directly in your name with the Company's transfer agent, Computershare Investor Services, LLC, you are considered the registered holder of those shares. As the registered shareholder, you can ensure your shares are voted at the 2016 Annual Meeting by submitting your instructions (i) over the Internet, (ii) by mail (only if you received or request a proxy card) by completing, signing, dating and returning the proxy card in the envelope provided, (iii) by telephone (only if you received or request a proxy card) by calling the phone number on the proxy card, or (iv) by attending the 2016 Annual Meeting and voting your shares at the meeting. Telephone and Internet voting for registered shareholders will be available 24 hours a day, up until 11:59 pm Eastern Time on May 17, 2016. You may obtain directions to the 2016 Annual Meeting in order to vote in person by visiting the Company's website at www.carlisle.com/2016proxymaterials.

        Most Company shareholders hold their shares through a broker, bank, trustee or another nominee, rather than directly in their name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you by your broker, bank, trustee or nominee, together with a voting instruction card. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards.

        If you participate in the Carlisle Corporation Employee Incentive Savings Plan (the "401(k) Plan") and own Company shares through your 401(k) Plan account, Wells Fargo Bank, N.A. ("Wells Fargo"), the trustee of the 401(k) Plan, will vote your 401(k) Plan shares in accordance with the instructions you provide by voting online, by telephone or on the voting instruction card. If Wells Fargo does not receive voting instructions from you by 11:59 pm Eastern Time on May 17, 2016, Wells Fargo will vote your 401(k) Plan shares as directed by the Carlisle Pension and Insurance Committee (the 401(k) Plan administrator) in its discretion.

  Votes Required for Approval of Proposals

        The following are the voting requirements for each proposal:

        Proposal One, Election of Directors.    For the election of directors, each director must receive a majority of the votes cast with respect to that director. For this purpose, a "majority of the votes cast" means the number of votes cast "for" a nominee exceeds the number of votes cast "against" the nominee. If an incumbent director does not receive a majority of the votes cast, the director must promptly tender his or her resignation to the Board for consideration.

        Proposal Two, Advisory Vote to Approve the Company's Executive Compensation.    This is an advisory vote the result of which is non-binding. However, the Board will consider the outcome of the vote when making future executive compensation decisions.

        Proposal Three, Ratification of Appointment of Independent Registered Public Accounting Firm.    Approval of the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2016 requires the affirmative vote of a majority of the total votes of all shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting.

        Other Business.    For any other matters, the affirmative vote of a majority of the total votes of all shares present in person or represented by proxy and entitled to vote on the item at the annual meeting will be required for approval.

        With respect to Proposal One, the election of directors, broker non-votes (if any) and abstentions will have no effect on the outcome of the election.

        With respect to Proposals Two and Three, the advisory vote to approve the Company's executive compensation and ratification of the appointment of the Independent Registered Public Accounting Firm, an abstention will be counted as a vote present and entitled to vote on the proposals and will have the same effect as a vote against the proposals, and a broker non-vote will not be considered entitled to vote on these proposals and will therefore have no effect on their outcome.

VOTING SECURITIES

        At the close of business on March 23, 2016, the Company had 64,185,068 shares of common stock ("Shares" or "Common Shares") outstanding, all of which are entitled to vote. The Company's Restated Certificate of Incorporation provides that each person who received Shares pursuant to the Agreement of Merger, dated March 7, 1986, which was approved by the shareholders of Carlisle Corporation and became effective on May 30, 1986, is entitled to five votes per Share. Persons acquiring Shares after May 30, 1986 (the effective date of the Merger) are entitled to one vote per Share until the Shares have been beneficially owned (as defined in the Restated Certificate of Incorporation) for a continuous period of four years. Following continuous ownership for a period of four years, the Shares are entitled to five votes per Share. The actual voting power of each holder of Shares will be based on shareholder records at the time of the Annual Meeting. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 43. In addition, holders of Shares issued from the treasury, other than in connection with the exercise of stock options, before the close of business on March 23, 2016 (the record date for determining shareholders entitled to vote at the Annual Meeting) will be entitled to five votes per Share unless the Board of Directors determines otherwise at the time of authorizing such issuance.

SECURITY OWNERSHIP

A. Beneficial Owners.

        The following table provides certain information as of December 31, 2015 with respect to any person who is known to the Company to have been the beneficial owner of more than five percent (5%) of the Common Shares, the Company's only class of voting securities. As defined in Securities and Exchange Commission Rule 13d-3, "beneficial ownership" means essentially that a person has or shares voting or investment decision power over shares. It does not necessarily mean that the person enjoyed any economic benefit from those shares. The information included in the table is from Schedules 13G filed with the Securities and Exchange Commission by (i) JPMorgan Chase & Co., (ii) The Vanguard Group, Inc. and (iii) BlackRock Inc.

Name and Address of Beneficial Owner	Number of Shares(1)	Percentage(2)
JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017	7,049,983	10.8%
The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, Pennsylvania 19355	4,748,067	7.3%
BlackRock Inc.
55 East 52nd Street
New York, NY 10055	4,530,431	7.0%

(1)
Based on the Schedule 13G filing, each listed reporting person beneficially owns the listed shares.

(2)
Based on 64,278,722 Common Shares outstanding as of December 31, 2015.

B. Nominees, Directors and Officers.

        The following table provides information as of February 29, 2016, as reported to the Company by the persons and members of the group listed, as to the number and the percentage of Common Shares beneficially owned by: (i) each director, nominee and executive officer named in the Summary Compensation Table on page 31; and (ii) all directors and current executive officers of the Company as a group.

Name of Director/Executive	Shares Owned		Shares Subject to Options	Share Equivalent Units(a)	Total Beneficial Ownership	Percent of Class
Robin J. Adams	5,959		—	13,178	19,137	0.03%
Robert G. Bohn	7,213		—	17,108	24,321	0.04%
Robin S. Callahan	26,307	(b)	—	17,249	43,556	0.07%
James. D. Frias	350		—	3,301	3,651	0.01%
Terry D. Growcock	3,027		—	17,608	20,635	0.03%
D. Christian Koch	94,911	(c)(d)(e)	45,930	652	141,493	0.22%
Gregg A. Ostrander	4,072		—	24,042	28,114	0.04%
Corrine D. Ricard	—		—	1,938	1,938	0.01%
David A. Roberts	223,946	(c)(d)(e)	297,740	55,680	577,366	0.89%
Lawrence A. Sala	18,248		4,000	26,282	48,530	0.07%
Magalen C. Webert	76,587	(f)	4,000	29,966	110,553	0.17%
John W. Altmeyer	97,169	(c)(d)(e)	165,973	84,121	347,263	0.53%
John E. Berlin	42,213	(c)(d)(e)	26,622	1,000	69,835	0.11%
Steven J. Ford	57,044	(c)(d)(e)	76,424	51,769	185,237	0.28%
16 directors and executive officers as a group					1,762,058	2.71%

(a)
Share equivalent units do not represent issued and outstanding Shares and have no voting power. The Share equivalent units for the directors represent restricted stock unit awards and cash fees the directors elected to defer and invest in Share equivalent units. The Share equivalent units for the executive officers represent Shares earned under the Company's equity incentive plan the officers elected to defer under the Company's supplemental savings plan.

(b)
Includes 8,722 Shares held by Mrs. Callahan's husband. Mrs. Callahan disclaims beneficial ownership of these Shares.

(c)
Includes Shares allocated as of December 31, 2015 to the accounts of the following executive officers participating in the 401(k) Plan: Mr. Koch, 963 Shares; Mr. Roberts, 1,165 Shares; Mr. Altmeyer, 11,173 Shares; Mr. Berlin, 8,173 Shares; and Mr. Ford, 5,360 Shares. Each participant in the 401(k) Plan has the right to direct the voting of Shares allocated to his account. Shares are held by the trustee of the 401(k) Plan in a commingled trust fund with beneficial interest allocated to each participant's account.

(d)
Includes restricted Shares as follows: Mr. Koch, 50,652 Shares; Mr. Roberts, 47,355 Shares; Mr. Altmeyer, 26,612 Shares; Mr. Berlin, 19,511 Shares; and Mr. Ford, 11,855 Shares. Restricted Shares have one vote per Share until such Shares have been held for a continuous period of four (4) years.

(e)
Excludes performance Shares awarded to the following executive officers: Mr. Koch, 28,617 Shares; Mr. Roberts, 47,355 Shares; Mr. Altmeyer, 13,655 Shares; Mr. Berlin, 10,450 Shares; and Mr. Ford, 11,855 Shares. The performance Shares, to the extent earned, will be paid to the executive officers in Shares following the expiration of the applicable performance period.

(f)
Includes 5,000 Shares held by Mrs. Webert's husband. Mrs. Webert disclaims beneficial ownership of these Shares.

 PROPOSAL ONE:
ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation provides for a classified Board of Directors under which the Board is divided into three (3) classes of directors, each class as nearly equal in number as possible. Three directors are to be elected at the 2016 Annual Meeting. Each director will be elected to serve for a three-year term until the 2019 Annual Meeting and until his or her successor is elected and qualified.

        In December 2015, the Board amended and restated the Company's bylaws to provide for a majority voting standard in uncontested director elections. Under the bylaws, each director must receive a majority of the votes cast with respect to that director at the 2016 Annual Meeting. For this purpose, a "majority of the votes cast" means the number of votes cast "for" a nominee exceeds the number of votes cast "against" the nominee. If an incumbent director does not receive a majority of the votes cast, the director must promptly tender his or her resignation to the Board for consideration. In such event, the Board may decrease the number of directors on the Board, fill any vacancy, refuse to accept such offer of resignation or take other appropriate action. The bylaws provide that directors will continue to be elected by a plurality of the votes cast in contested elections when the number of nominees exceeds the number of directors to be elected.

        Only votes cast "for" and "against" a nominee will be counted, except that the accompanying Proxy will be voted "for" the three nominees in the absence of instructions to the contrary. Abstentions and Shares held of record by a broker or its nominee for which the brokerage firm has not received express voting instructions from the beneficial owner will have no effect on the outcome of the election.

        For voting purposes, proxies requiring confirmation of the date of beneficial ownership received by the Board of Directors with such confirmation not completed so as to show which Shares beneficially owned by the shareholder are entitled to five votes will be voted with one vote for each Share. See "Voting by Proxy and Confirmation of Beneficial Ownership" beginning on page 43. In the event any nominee is unable to serve (an event management does not anticipate), the Proxy will be voted for a substitute nominee selected by the Board of Directors or the number of directors will be reduced.

        Under the Company's corporate governance guidelines, each director is required to submit his or her resignation at the annual meeting following the earlier of the date when he or she reaches age 72 or has completed 18 years of service on the Board. Magalen C. Webert will reach the 18-year term limitation in 2017. Therefore, Mrs. Webert is not expected to serve the full three-year term for which she was elected at the 2015 Annual Meeting. Robin S. Callahan is not standing for reelection at the 2016 Annual Meeting because she has reached the 18-year year term limitation.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING NOMINEES.

A. Business Experience of Directors

Nominees for Election

        The following table sets forth certain information relating to each nominee, as furnished to the Company by the nominee. Except as otherwise indicated, each nominee has had the same principal occupation or employment during the past five years. All of the nominees are currently serving as directors and have agreed to serve if elected.

Name	Age	Position with Company, Principal Occupation and Other Directorships	Period of Service as Director
Robin J. Adams	62	Former Vice Chairman (from March 2012 to April 2013), Chief Financial Officer (from April 2004 to March 2012) and Chief Administrative Officer (from April 2004 to April 2013) and former member of the Board of Directors (from April 2005 to April 2013) of BorgWarner Inc., a leading, global supplier of highly engineered systems and components, primarily for vehicle powertrain applications. Prior to BorgWarner, Mr. Adams served as Executive Vice President—Finance and Chief Financial Officer of American Axle & Manufacturing Holdings, Inc. from May 1993 to June 1999. Director of Accuride Corporation. Chairman of the Audit Committee and member of the Compensation Committee of the Company.	October 2009 to date. Term expires 2016.
D. Christian Koch	50
		President and Chief Executive Officer of the Company (since January 2016). Former Chief Operating Officer of the Company (from May 2014 to January 2016). Previously, Mr. Koch served as Group President of Carlisle Diversified Products (from June 2012 to May 2014); President of Carlisle Brake & Friction, Inc., a wholly-owned subsidiary of the Company (from January 2009 to June 2012); and President of Carlisle Asia-Pacific (from February 2008 to January 2009). Director of Arctic Cat Inc.	January 2016 to date. Term expires 2016.
David A. Roberts	68
		Executive Chairman of the Company (since January 2016). Former Chairman and Chief Executive Officer of the Company (from June 2007 to January 2016). Former Chairman (from April 2006 to June 2007) and President and Chief Executive Officer (from June 2001 to June 2007) of Graco Inc., a manufacturer of fluid handling systems and components used in vehicle lubrication, commercial and industrial settings. Director of Franklin Electric Co. (since October 2003) and SPX Corporation (since September 2015) and former director of Polypore International, Inc. (from July 2012 to August 2015), ADC Telecommunications, Inc. (from November 2008 to November 2010) and Arctic Cat Inc. (from August 2006 to March 2009).	June 2007 to date. Term expires 2016.

 Directors with Unexpired Terms

        The following table sets forth certain information relating to each director whose term has not expired, as furnished to the Company by the director. Except as otherwise indicated, each director has had the same principal occupation or employment during the past five years.

Name	Age	Position with Company, Principal Occupation and Other Directorships	Period of Service as Director; Expiration of Current Term
Robert G. Bohn	62	Chairman (from January 2000 to February 2011) and President and Chief Executive Officer (from November 1997 to December 2010) of Oshkosh Truck Corporation, a manufacturer of specialty vehicles and bodies for access equipment, defense, fire and emergency and commercial uses. Director of Parker-Hannifin Corporation and The Manitowoc Company, Inc. Former director of Graco Inc. (from June 1999 to January 2008). Member of the Compensation and the Corporate Governance and Nominating Committees of the Company.	April 2008 to date. Term expires 2017.
James D. Frias	59
		Executive Vice President, Treasurer and Chief Financial Officer (since January 2010) and Corporate Controller (from 2001 through 2009) of Nucor Corporation, manufacturer of steel and steel products for North America and international markets. Member of the Audit Committee of the Company.	February 2015 to date. Term expires 2018.
Terry D. Growcock	70
		Chairman of the Board of Directors (from May 2007 to December 2008), Chairman and Chief Executive Officer (from February 2002 to April 2007), and President and Chief Executive Officer (from July 1998 to February 2002) of The Manitowoc Company, Inc., a multi-industry capital goods manufacturer. Director of Harris Corporation and Harsco Corporation. Member of the Compensation and the Corporate Governance and Nominating Committees of the Company.	September 2008 to date. Term expires 2017.

Name	Age	Position with Company, Principal Occupation and Other Directorships	Period of Service as Director; Expiration of Current Term
Gregg A. Ostrander	63	Executive Chairman (from January 2008 to June 2010), Chairman, President and Chief Executive Officer (from April 2001 to January 2008) and President and Chief Executive Officer (from 1994 to April 2001) of Michael Foods, Inc., a national leader in egg products, refrigerated potatoes and branded cheese for food service and retail markets, including chain restaurants. Director of Hearthside Food Solutions LLC and former director of Arctic Cat Inc. (from April 1994 to August 2012), Birds Eye Foods, Inc. (from November 2005 to December 2009) and Michael Foods, Inc. (from April 2001 to June 2014). Chairman of the Compensation Committee of the Company and member of the Audit Committee of the Company.	August 2008 to date. Term expires 2017.
Corrine D. Ricard	52
		Senior Vice President, Human Resources (since April 2012) and Vice President, International Distribution and Sales (from March 2011 to April 2012) of The Mosaic Company, a leading global producer and marketer of concentrated phosphate and potash. Member of the Compensation and the Corporate Governance and Nominating Committees of the Company	February 2016 to date. Term expires 2018.
Lawrence A. Sala	53
		President and Chief Executive Officer of Anaren, Inc., manufacturer of microwave electronic components and subsystems for satellite and defense electronics and telecommunications. Former director of Anaren, Inc. (from May 1995 to February 2014). Member of the Corporate Governance and Nominating and the Audit Committees of the Company.	September 2002 to date. Term expires 2018.
Magalen C. Webert	64	Private investor. Member of the Corporate Governance and Nominating Committee of the Company.	May 1999 to date. Term expires 2018.

B. Specific Experience and Skills of Directors

        The Board of Directors has identified nine specific areas of experience or attributes that qualify a person to serve as a member of the Board in light of the Company's businesses and corporate structure. The following table shows the experience or attributes held by each nominee and continuing member of the Board of Directors. The narrative discussion that follows the table describes the specific experience, qualifications, attributes and skills of each nominee and continuing member of the Board of Directors.

	Notable Multi- Industry Experience	Significant Experience in Company Specific Industries*	Experience as Chair/ CEO of Multi- National Business	Experience as CFO of Multi- National Business	Meets Definition of "Audit Committee Financial Expert"	Experience with International Business Issues	Mergers & Acquisitions Expertise	Mfg. Experience	Corporate Governance Experience

Mr. Adams				✓	✓	✓	✓	✓	✓

Mr. Bohn	✓	✓	✓			✓	✓	✓	✓

Mr. Frias	✓	✓		✓	✓	✓	✓	✓	✓

Mr. Growcock	✓	✓	✓			✓	✓	✓	✓

Mr. Koch	✓	✓	✓			✓	✓	✓	✓

Mr. Ostrander	✓	✓	✓		✓	✓	✓	✓	✓

Ms. Ricard					✓	✓	✓	✓	✓

Mr. Roberts	✓	✓	✓			✓	✓	✓	✓

Mr. Sala	✓	✓	✓		✓	✓	✓	✓	✓

Mrs. Webert									✓

*
Commercial construction, brake, foodservice, aerospace and/or defense.

        Mr. Adams has twenty-seven years of experience with multi-national manufacturing companies with multiple business segment operating structures. As the principal financial officer of publicly traded companies for nineteen years prior to his retirement in April 2013, Mr. Adams gained significant experience with large merger and acquisition transactions. In addition, Mr. Adams served as a member of the board of directors of BorgWarner, Inc. for eight years and is thoroughly familiar with the duties and responsibilities of the audit and compensation committees of public company boards of directors.

        Mr. Bohn served as Chairman and Chief Executive Officer of Oshkosh Truck Corporation, a global manufacturer engaged in several businesses that are similar to the businesses conducted by the Company. In these positions, Mr. Bohn gained significant experience with merger and acquisition transactions, the evaluation of manufacturing opportunities in several countries and board governance and performance.

        Mr. Frias has served as the principal financial officer for six years and has a total of more than twenty-five years of experience in treasury, finance and accounting positions with Nucor Corporation, one of the largest and most diversified steel and steel products companies in the world. In these positions, Mr. Frias has gained substantial experience with mergers and acquisitions, joint venture transactions, the development of new facilities and the commercialization of new technology.

        Mr. Growcock has more than fourteen years of experience as a member of public company boards of directors and developed significant expertise during his career with merger and acquisition transactions, global procurement, lean manufacturing, international sales and marketing, global human resources, distribution and safety. Mr. Growcock is a member of the National Association of Corporate Directors and has participated in several board service training sessions conducted by that organization. Mr. Growcock is thoroughly familiar with global trade and served as a member of the Advisory Committee to the United States Trade Representative for Trade Policy and Negotiations from 2005 to 2010.

        Mr. Koch brings to the Board experience in a number of critical areas, including operations, senior leadership, global sales and mergers and acquisitions. With over 7 years of experience with the Company, Mr. Koch provides the Board with a vital understanding and appreciation of the Company's business.

        Mr. Ostrander has served as the president, chief executive officer and chairman of a major food service company that produced products for food service distributors and chain restaurants. As the result of his service in those positions, Mr. Ostrander became thoroughly familiar with the food service industry, a significant business for the Company. He also has significant experience negotiating corporate merger and acquisition transactions and has served on the boards of directors of multiple public companies and their audit and compensation committees.

        Ms. Ricard has served as the senior vice president of human resources for the past four years of The Mosaic Company, a leading global producer and marketer of concentrated phosphate and potash. Previously, she held various leadership positions at the company since its formation, including vice president of international distribution, vice president of business development and vice president of supply chain. In these positions, she gained substantial experience in mergers and acquisitions. Prior to Mosaic's formation, Ms. Ricard worked for Cargill in various roles including risk management, supply chain and commodity trading. In these positions, she gained substantial experience with executive management, joint venture transactions, international commerce and supply chain management.

        Mr. Roberts formerly served as the chief executive officer of Graco Inc., a company engaged in a global, multi-industry manufacturing business. Mr. Roberts' experience with Graco was a primary factor leading to his recruitment as the Chief Executive Officer of the Company and appointment as a member of the Board of Directors. As the current Executive Chairman and former Chief Executive Officer of the Company, Mr. Roberts is familiar with all of the Company's businesses and can provide insight on those businesses to the Board.

        Mr. Sala is the President and Chief Executive Officer of Anaren, Inc., a leading provider of microelectronics, and microwave components and assemblies for the wireless and space and defense electronic markets. Anaren, Inc. has operations in the United States and China and generates approximately 50% of its sales outside the United States. Anaren, Inc. has completed numerous acquisitions during Mr. Sala's tenure.

        Mrs. Webert and members of her family have been shareholders of the Company for over fifty years. Mrs. Webert is an investor in several other public and private companies, and she has significant board experience with non-profit entities, including Spring Street International School, Friday Harbor, Washington, Kent School, Kent, Connecticut and the Island Sunrise Foundation. Mrs. Webert's diverse experience gives added perspective to the Board of Directors.

C. Meetings of the Board and Its Committees

        During 2015, the Board of Directors of the Company held eight (8) meetings and had three (3) standing Committees: (i) Audit, (ii) Compensation and (iii) Corporate Governance and Nominating. All incumbent directors attended at least 75% of all meetings of the Board and the committees of the Board on which they served during 2015.

        The Audit Committee has the sole authority to appoint and terminate the engagement of the Company's independent registered public accounting firm. The functions of the Audit Committee also include reviewing the arrangements for and the results of the auditors' examination of the Company's books and records, internal accounting control procedures, the activities and recommendations of the Company's internal auditors, and the Company's accounting policies, control systems and compliance activities and monitoring the funding and investment performance of the Company's defined benefit pension plan. During 2015, the Audit Committee held six (6) meetings.

        The Compensation Committee administers the Company's annual and long-term, stock based incentive programs and decides upon annual salary adjustments for various employees of the Company, including the Company's executive officers. During 2015, the Compensation Committee held four (4) meetings.

        The Corporate Governance and Nominating Committee (the "Governance Committee") develops and maintains the Company's corporate governance guidelines, leads the search for individuals qualified to become members of the Board and recommends such individuals for nomination by the Board to be presented for shareholder approval at the Company's annual meetings, reviews the Board's compensation and committee structure and recommends to the Board, for its approval, directors to serve as members of each committee, discusses succession planning and recommends a new chief executive officer if a vacancy occurs. During 2015, the Governance Committee held two (2) meetings.

D. Committee Chair Rotation Guideline

        The Board of Directors has adopted a Committee Chair rotation guideline. Under the guideline, effective as of the date of each annual shareholders meeting, a Committee Chair will relinquish his or her chairmanship. The guideline will result in each Committee Chair typically serving for three years. The Board of Directors believes bringing new leadership to each of the committees every three years will enhance the effectiveness of the committees. In accordance with this guideline, Mrs. Callahan succeeded Mr. Growcock as Chair of the Governance Committee at the 2015 Annual Meeting, and Mr. Frias will succeed Mr. Adams as Chair of the Audit Committee at the 2016 Annual Meeting. In addition, Mr. Bohn will succeed Mrs. Callahan as Chair of the Governance Committee at the 2016 Annual Meeting.

E. Remuneration of Directors

        Former Lead Director.    Stephen P. Munn served as Lead Director until the 2015 Annual Meeting. He was appointed Lead Director effective June 25, 2007. The Company paid Mr. Munn an annual retainer of $300,000 for his service as a member of the Board of Directors and as Lead Director. Mr. Munn did not receive any other compensation or stock or option awards for his service.

        Mr. Munn entered into a retirement agreement with the Company in 2001, when he ceased serving as Chief Executive Officer of the Company. Under the retirement agreement, Mr. Munn became entitled to receive the following benefits from the Company when he retired on June 25, 2007: (i) continued medical insurance for Mr. Munn and his wife at the premium rates in effect from time-to-time for active employees; (ii) $450,000 in group term life insurance on Mr. Munn's life; and (iii) a supplemental pension benefit of $29,324 per month for the life of Mr. Munn and his wife.

        After the 2015 Annual Meeting, Robin S. Callahan succeeded Mr. Munn as the Lead Independent Director and Chair of the Governance Committee.

        Other Non-employee Directors.    The Company paid an annual fee of $70,000 to each non-employee director. The annual fee is determined by the Board of Directors. Each non-employee director may elect to receive the annual fee in cash or in Shares (or any combination of cash and Shares). Directors do not receive meeting attendance fees.

        The Company also pays an annual fee for service on the Board's Committees. Each member of the Audit Committee receives an annual fee of $15,000. The annual fee paid to each member of the Compensation and Governance Committees is $7,500. The Chairman of the Audit Committee receives an additional annual fee of $15,000. The Chairman of the Compensation Committee receives an additional annual fee of $10,000, and the Chairman of the Governance Committee receives an additional annual fee of $30,000. Beginning in 2015, the Chairman of the Governance Committee serves as the Lead Director.

        In addition to the annual retainer and committee fees, each non-employee director is eligible to participate in the Company's Incentive Compensation Program. The Incentive Compensation Program provides for the grant of stock options, stock appreciation rights, restricted shares or units or other stock-based awards to non-employee directors. The Board administers the Incentive Compensation Program with respect to awards to non-employee directors and has the discretionary authority to make all award decisions under the Plan. At the meeting of the Board of Directors held on February 4, 2015, the Board of Directors awarded each eligible director an award of 1,298 restricted stock units having a value of approximately $120,000 based on the closing price of the Company's common stock on January 16, 2015. Under the current policy of the Board, each new director also receives an award of restricted stock units having a value of $50,000. All restricted stock units awarded to eligible directors are fully vested and will be paid in Shares of Company common stock after the director ceases to serve as a member of the Board, or if earlier, upon a change in control of the Company.

        The Company also maintains the Deferred Compensation Plan for Non-Employee Directors. Under the Deferred Compensation Plan, each non-employee director of the Company is entitled to defer up to 100% of the cash fees otherwise payable to him or her. Each participant can direct the "deemed investment" of his or her deferral account among the different investment funds offered by the Company from time to time. The investment options include (i) a fixed rate fund and (ii) Share equivalent units. All amounts credited to a participant's account under the Deferred Compensation Plan are 100% vested and generally will be paid or commence to be paid after the participant terminates service as a director. At the participant's election, payments can be made in a lump sum or in quarterly installments. Payments under the Deferred Compensation Plan are made in cash from the Company's general assets.

        The Board of Directors has adopted stock ownership guidelines for non-employee directors. The guidelines require each non-employee director to own Shares, restricted stock units and Share equivalent units under the Deferred Compensation Plan having a market value equal to $420,000 within five years of his or her becoming a director. The ownership level equals six times the current $70,000 annual cash retainer payable to directors. Once the required market value ownership level is achieved, no further purchases are required in the event the value of the Shares held by a director fall below the ownership level due solely to a decrease in the market value of the Shares. All of the directors, other than Mr. Frias who was appointed a director in February 2015 and Ms. Ricard who was appointed a director in February 2016, owned as of December 31, 2015 the number of Shares, restricted stock units and Share equivalent units required by the ownership guidelines. The ownership guidelines prohibit any director from using Shares as collateral for any purpose or engaging in short sales or hedging transactions involving Shares.

        The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.

        The following table summarizes the compensation paid to Mr. Munn, the former Lead Director, and each other non-employee director for his or her service to the Board and its committees during 2015.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)

Robin J. Adams	$107,500	$120,000	$0	$227,500

Robert G. Bohn	$85,000	$120,000	$0	$205,000

Robin S. Callahan	$103,750	$120,000	$0	$223,750

James D. Frias	$81,250	$170,000	$0	$251,250

Terry D. Growcock	$90,000	$120,000	$0	$210,000

Stephen P. Munn	$152,970	$0	$0	$152,970

Gregg A. Ostrander	$102,500	$120,000	$0	$222,500

Lawrence A. Sala	$92,500	$120,000	$0	$212,500

Magalen C. Webert	$77,500	$120,000	$0	$197,500

(1)
The following directors received a portion of their annual fee in Shares: Mr. Adams—350 Shares and Mr. Frias—350 Shares.

(2)
The value of the awards shown in the table is equal to the grant date fair value of the restricted stock units awarded to the directors on February 4, 2015 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (excluding any effect of estimated forfeitures). Each director received 1,298 restricted stock units valued at $120,000. Mr. Frias also received an additional 541 restricted stock units valued at $50,000 upon becoming a director in 2015. Note 5 to the Company's consolidated financial statements included in the 2015 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date fair value of the awards.

(3)
As of December 31, 2015, the directors listed in the Director Compensation Table held options to acquire Shares granted to them under the Company's stock-based compensation plans, all of which are fully vested and exercisable, as follows:

	Grant Date	Option Exercise Price	Total Outstanding

Mr. Sala	02/07/07	$41.87	4,000

Mrs. Webert	02/08/06	$34.43	4,000
	02/07/07	$41.87	4,000

			8,000

F. Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and

Exchange Commission (the "SEC"). Executive officers, directors and greater than ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 2015.

G. Corporate Governance Matters

        Board Leadership Structure.    Mr. Roberts, as Executive Chairman, leads the Board of Directors. Mr. Koch serves as President and Chief Executive Officer and a member of the Board of Directors.

        The Board of Directors does not believe that having Mr. Roberts serve as Executive Chairman and Mr. Koch serve as President and Chief Executive Officer adversely affects the independence of the Board. Currently, all of the Company's directors (other than Mr. Roberts and Mr. Koch) and each member of the Audit, Compensation and Governance Committees meet the independence requirements of the New York Stock Exchange. Therefore, independent directors directly oversee such critical matters as the integrity of the Company's financial statements, the compensation of executive management, the selection and evaluation of directors and the development and implementation of the Company's corporate governance policies and structures. In addition, the Compensation Committee conducts an annual performance review of Mr. Roberts and Mr. Koch and, based upon this review, makes recommendations for their compensation (including base salary, annual incentive and equity compensation) for approval by the independent members of the Board.

        The Board of Directors acknowledges that independent Board leadership is important, and for this reason, the Board has appointed a Lead Director, whose duties closely parallel the role of an independent Chairman of the Board of Directors, to ensure an appropriate level of independent oversight for Board of Director decisions. Mrs. Callahan, the current Lead Director, has the following responsibilities: (i) chair all meetings of the Board of Directors at which the Chairman is not present and all executive sessions of the Board of Directors; (ii) liaise between the Chairman and independent directors; (iii) consult with the Chairman concerning (a) information to be sent to the Board of Directors, (b) meeting agendas, and (c) meeting schedules to ensure appropriate time is provided for all agenda items; (iv) call meetings of independent directors as required; and (v) be available when appropriate for consultation, including shareholder communications. In addition, the independent directors meet in executive session at every regularly scheduled meeting of the Board of Directors. The Board of Directors believes that the existence of a Lead Director, the scope of the Lead Director's responsibilities and the regularly scheduled executive sessions of the independent directors all support strong corporate governance principles and allow the Board to effectively fulfill its fiduciary responsibilities to shareholders.

        Mrs. Callahan, who currently serves as the Lead Director, will retire from the Board of Directors on the date of the 2016 Annual Meeting in accordance with the Board's 18-year term limitation. Based on a recommendation of the Governance Committee, the Board of Directors agreed that following Mrs. Callahan's retirement, the Lead Director will be the director then serving as Chair of the Governance Committee. Accordingly, following the 2016 Annual Meeting, Mr. Bohn will succeed Mrs. Callahan as Chair of the Governance Committee and as the Lead Director.

        Board's Role in Risk Oversight.    Risk management is a significant component of management's annual strategic and operating planning processes. The Company has adopted an enterprise risk management program to identify and mitigate enterprise risk. Under the program, each operating business is required to identify risks to its business and prepare a detailed plan to mitigate those risks. The division presidents present the plans to executive management as part of their strategic and operating plans. Over the course of each fiscal year, the division presidents provide similar presentations to the Board of Directors at the meetings covering the Company's business plans.

        The Compensation Committee has reviewed and discussed a report prepared by the Compensation Committee's compensation consultant regarding the relationship between the Company's compensation practices and risk. After reviewing and discussing the report, the Compensation Committee concluded that the Company's compensation practices are not reasonably likely to have a material adverse effect on the Company and do not encourage inappropriate risk taking. The Committee's conclusion was based on the following:

  •
  Annual cash bonuses are capped at 200% of base salary for the Executive Chairman and the President and Chief Executive Officer and 150% of base salary for the other named executive officers. These caps are in line with competitive practice and ensure there is an appropriate balance between base salary and performance-based incentive compensation.

  •
  Annual cash bonuses are based on multiple balanced performance metrics.

  •
  The threshold, target and maximum performance levels for each of the annual cash bonus performance metrics are based on prior year performance adjusted to reflect the current year Company business plan, which has been reviewed and approved by the Board of Directors, and general market expectations. The Company's Chief Financial Officer actively participates in the Compensation Committee meetings during which the performance levels are set and the performance results are verified.

  •
  The annual cash bonus payout curve from threshold to maximum is a straight line (linear) progression.

  •
  The target grant value of the Company's long-term, stock based awards are also fixed at 300% of base salary for the President and Chief Executive Officer and 150% of base salary for the other named executive officers other than the Executive Chairman who is not eligible for stock based awards. These fixed target grant values are in line with competitive practice.

  •
  The stock based awards include an equally-weighted mix of stock options, restricted stock and performance Shares. Stock options and restricted stock are subject to longer term, three year vesting periods and performance Shares are earned over a three year performance period.

  •
  The Compensation Committee has adopted a stock ownership policy that requires significant stock ownership by the Company's executives.

  •
  The Company has adopted guiding principles that govern plan design. The compensation programs are documented, communicated and monitored on a consistent basis.

The Compensation Committee has and will continue to conduct assessments of the relationship between the Company's compensation practices and risk periodically and in connection with the adoption of any new material compensation programs or any material changes to existing compensation programs.

        Independence.    The Board recognizes the importance of director independence. Under the rules of the New York Stock Exchange, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company. Moreover, a director will not be independent if, within the preceding three (3) years: (i) the director was employed by the Company or receives $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service; (ii) the director was a partner of or employed by the Company's independent auditor; (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director; (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or (v) the director had an immediate family member in any of the categories in (i)—(iv).

        The Board has determined that nine (9) of the Company's eleven (11) directors are independent under these standards. The independent directors are as follows: Robin J. Adams, Robert G. Bohn, Robin S. Callahan, James D. Frias, Terry D. Growcock, Gregg A. Ostrander, Corrine D. Ricard, Lawrence A. Sala, and Magalen C. Webert.

        The Board has determined that David A. Roberts, the Company's Executive Chairman, and D. Christian Koch, the Company's President and Chief Executive Officer, are not independent due to their employment by the Company.

        In addition, each of the directors serving on the Audit, Compensation and Governance Committees are independent under the standards of the New York Stock Exchange.

        Related Party Transactions.    The Board has adopted a written policy concerning the review, approval and monitoring of transactions involving the Company and "related persons" (directors, nominees and executive officers or their immediate family members, or shareholders owning five percent (5%) or greater of the Company's outstanding Shares). The policy covers any transaction exceeding $120,000 in which the related person has a direct or indirect material interest. Related person transactions must be approved by the Governance Committee which will approve the transaction only if it determines that the transaction is in the best interests of the Company.

        In 2015, in accordance with the requirements of the related party transaction policy, the Governance Committee reviewed the fleet management services Emkay Incorporated provides to Carlisle Construction Materials. The Company paid Emkay a management fee of approximately $50,000 and reimbursed Emkay for pass-through costs, such as fuel, taxes and vehicle depreciation, for Emkay's services, which in total exceeded $120,000. Emkay has provided fleet management services as a preferred vendor to Carlisle Construction Materials since 1997. A brother-in-law of Mr. Roberts (the Company's Executive Chairman) is a senior officer and more than ten percent owner of Emkay Incorporated. The Governance Committee reviewed all of the material facts related to the services provided by Emkay and ratified all transactions that occurred during 2015. The Governance Committee will continue to review annually the Company's business relationships with Emkay.

        Meetings of Independent Directors.    At the conclusion of each of the regularly scheduled Board meetings, the independent directors of the Board meet in executive session without management. The Lead Director presided at each executive session.

        Statement of Corporate Governance Guidelines and Principles.    The Company has adopted a Statement of Corporate Governance Guidelines and Principles and has published the Statement on its website: www.carlisle.com. The Company will provide without charge a copy of the Statement to any shareholder upon written request mailed to the attention of the Company's Secretary at 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277.

        Charters.    The Company has adopted Charters for each of its Audit, Compensation and Governance Committees and has published the Charters on its website: www.carlisle.com. The Company will provide without charge a copy of the Charters to any shareholder upon written request mailed to the attention of the Company's Secretary at 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277.

        Code of Ethics.    The Company's Business Code of Ethics is published on its website: www.carlisle.com. The Company will provide without charge a copy of the Business Code of Ethics to any shareholder upon written request mailed to the attention of the Company's Secretary at 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277.

        Communications with Board of Directors.    Any interested party may communicate with the Board of Directors or with the non-management directors as a group by writing to the Company's Secretary at Carlisle Companies Incorporated, 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277, Attention: Secretary. Any written communication will be forwarded to the Board for its consideration.

        Attendance at Annual Meeting.    Directors are not required to attend the Company's Annual Meeting of Shareholders. However, all directors in office at the time attended the 2015 Annual Meeting. All directors are planning to attend the 2016 Annual Meeting.

        Nomination Process.    At its February, 2003 meeting, the Board established a Governance Committee. All directors serving on the Committee are "independent" under the standards established by the New York Stock Exchange.

        As more fully described in its Charter, the Governance Committee assists the Board by identifying individuals qualified to be directors and recommending such individuals be nominated by the Board for election to the Board by the shareholders. Director nominees should possess the highest personal and professional integrity, ethics and values, and be committed to representing the long-term interests of the Company's shareholders. Nominees should also have outstanding business, financial, professional, academic or managerial backgrounds and experience. Each nominee must be willing to devote sufficient time to fulfill his or her duties, and should be committed to serve on the Board for an extended period of time. Prior to accepting an invitation to serve on another public company board, directors must advise the Governance Committee and the Committee will determine whether such service will create a conflict of interest and/or prevent the director from fulfilling his or her responsibilities.

        The Governance Committee has not adopted a policy with regard to the consideration of diversity in identifying director nominees. However, the Committee values what diversity brings to the Board of Directors and has consistently included diversity as a desired qualification when conducting searches for director nominees. The Committee's emphasis on diversity has produced a Board of Directors with broad diversity in qualifications and three female members.

        The source of director candidates may include: other directors, management, third-party search firms and shareholders. Shareholders may submit director recommendations to the Governance Committee by writing to the Company's Secretary at Carlisle Companies Incorporated, 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277, Attention: Secretary. The writing should include whatever supporting material the shareholder considers appropriate and should address the director nominee characteristics described above and must be received at least 120 days prior to the applicable Annual Meeting.

 EXECUTIVE OFFICER
COMPENSATION DISCUSSION AND ANALYSIS

        This section contains an in-depth description and analysis of the Company's executive compensation policies and practices and the compensation earned by the Company's most senior executives (referred to as "named executives" or "named executive officers" in this section) under those policies and practices. The Compensation Committee of the Board of Directors administers the Company's compensation policies and practices for all executive officers of the Company, including the named executives.

        As you review this section, you will see that the Compensation Committee has adopted compensation policies and practices that (i) link pay and performance—with Company executives having the opportunity to earn substantial compensation over and above their base salaries based on the Company's performance or the market value of the Company's Shares, (ii) align the interests of the Company's executives and shareholders, (iii) are transparent and easy to communicate to the Company's executives and shareholders, and (iv) provide a valuable retention tool for key executive talent.

A. Executive Summary

        The Company remains focused on achieving its long-term strategic goals of (i) $5 billion in sales, (ii) 30% global sales, (iii) 15% operating margins, (iv) 15% working capital as a percent of sales, and (v) 15% return on invested capital. The Company's annual incentive compensation program is directly linked to these key financial goals by awarding annual incentive compensation based on the Company's progress toward achieving these long-term strategic goals. The executive compensation program provides a further link between executive pay and shareholder interests by including stock options and performance Shares in the long-term stock-based awards made under the program. The value of the stock options is directly linked to the market value of the Company's Shares. The performance Shares are earned based on the total return to the Company's shareholders (share appreciation plus dividends) relative to the total shareholder return of the companies comprising the S&P 400 MidCap Index® over a three-year performance period.

        The Company completed a number of strategic actions in 2015 to move the Company closer to achieving its long-term strategic goals. On April 1, 2015, the Company completed the acquisition of the worldwide liquid finishing systems and products business from Graco Inc., a business that fits the Company's capital deployment strategy.

        In addition, the Board of Directors of the Company elected D. Christian Koch as Chief Executive Officer and as a director of the Company effective as of January 1, 2016 as part of its succession planning program. Mr. Roberts, the Chief Executive Officer prior to Mr. Koch's promotion, will remain involved with the Company in the position of Executive Chairman.

        The following tables summarize the Company's 2015 financial performance and the absolute and relative total return to the Company's shareholders during 2015 and the two- and three-year periods ending in 2015.

Annual Incentive Performance Measures

	2015	2014	Percentage Change

Sales	$3.543 billion	$3.204 billion	10.6%

Net Earnings	$319.6 million	$251.7 million	25.1%

Global Sales	$883.8 million	$762.3 million	15.9%

EBIT Margin	14.2%	12.7%	11.8%

Working Capital as a % of Sales(1)	19.1%	18.3%	4.4%

(1)
Average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory, less accounts payable) as a percentage of annual sales (defined as net sales from continuing operations, excluding current year acquisitions).

Share Price Performance

	Return

Benchmark	2015	2014 - 2015	2013 - 2015

S&P 500 Index®	(0.7)%	10.6%	43.3%

S&P 400 MidCap Index®	(3.7)%	4.2%	37.1%

General Industry Peer Group Index(1)	(11.5)%	(12.5)%	22.3%

Carlisle	(1.7)%	11.7%	50.9%

(1)
The members of the General Industry Peer Group Index are Crane Co., Danaher Corp., Dover Corp., Emerson Electric Co., General Electric Company, Harsco Corp., Illinois Tool Works Inc., Ingersoll- Rand plc, ITT Corp., Parker Hannifin Corp., Pentair, Inc., Roper Industries, Inc., SPX Corporation, Teleflex Inc., Textron Inc. and United Technologies Corp.

        Approximately 95% of the Shares voted at the 2015 Annual Meeting were cast in favor of a resolution approving the compensation earned by the named executive officers under the program in 2014 (the "say on pay vote"). Because of the consistently strong support the executive compensation program has received, the Compensation Committee did not make significant changes in the principal features of the executive compensation program for 2015. As described in this section, the Compensation Committee took the following compensation actions in 2015 with respect to the named executives:

  •
  Increased the base salaries of the named executive officers in line with market conditions, as described on page 22;

  •
  Paid 2015 annual incentive awards ranging from 101% to 168% of the target award levels based upon Company-wide or Company business unit performance, as described on pages 22 through 24;

  •
  Paid performance Shares for the three-year performance period ending in 2015 at 155% of the target level based on Carlisle's total shareholder return during the period ranking in the 64th percentile of the S&P 400 MidCap Index®; and

  •
  Issued long-term incentive compensation awards, as described on pages 25 through 26.

        The Company's shareholders will have the opportunity to provide feedback to the Board of Directors on the Company's executive compensation program through the say-on-pay vote at the 2016 Annual Meeting. The Compensation Committee encourages all Company shareholders to carefully review this section and the disclosure tables that follow this section prior to casting their votes on the 2016 say-on-pay proposal.

B. Roles of Compensation Committee, Compensation Consultant and Executive Officers in Determining Executive Compensation

        The Compensation Committee renewed its engagement of Towers Watson as the executive compensation consultant to the Committee for 2015. Towers Watson provides no services to the Company or its management other than services related to the Company's executive and non-employee director compensation programs. The Compensation Committee has determined that Towers Watson is independent from the Company and its executive officers and the services provided by Towers Watson do not raise any conflict of interest.

        In 2015, Towers Watson (i) conducted a competitive market assessment of the total direct compensation provided to the Company's executive officers, (ii) reviewed and recommended refinements to the Company's current compensation disclosure, (iii) reviewed the methodology used by the Company to establish the performance levels for determining annual incentive compensation awards and (iv) provided an overview of recent finalized and proposed regulatory changes related to executive compensation.

        The Compensation Committee also receives input from Company management in connection with the administration of the Company's executive compensation program. Mr. Roberts, the Chief Executive Officer, and Mr. Koch, the Chief Operating Officer, recommended base salary increases for the named executive officers (other than themselves), and the Compensation Committee approved the recommendations. In addition, Mr. Roberts and Mr. Koch provided input to the Compensation Committee about the performance measures to be used for determining the 2015 annual incentive compensation awards, the threshold, target and maximum performance levels for the performance measures and the weighting of each performance measure.

        Mr. Ford, the Company's Chief Financial Officer, provided information and analysis to the Compensation Committee about the financial performance of the Company for the 2015 fiscal year and each of the Company's operating businesses for which a named executive officer was responsible. The Compensation Committee used the information and analysis provided by Mr. Ford in determining the annual incentive compensation awards earned by the executives for 2015.

C. Philosophy and Material Elements of Executive Compensation Program; 2015 Compensation Actions

        The material elements of the total direct compensation provided to executives under the Company's program are (i) base salary, (ii) a target annual cash bonus opportunity expressed as a percentage of each executive's base salary and (iii) a long-term, stock-based award, the expected value of which is also expressed as a percentage of base salary. While each element of compensation paid to executive officers is significant, the annual cash bonus and long-term, stock-based awards have the potential to be the largest amounts of the total compensation paid to executive officers.

        The following table shows the guiding principles for the Company's executive compensation program and how the program complies with these principles:

Principle	How the Program Complies

Provide competitive total direct compensation opportunity.

•

Executive total direct compensation opportunity is managed between the first and third quartile of companies similar in size to the Company.

•

The total direct compensation opportunity within the range varies by executive.

•

Performance-based pay opportunity (short and long-term incentives) play a predominant role in competitive total pay positioning.

Reward performance that is consistent with key strategic and shareholder goals.

•

Annual incentive plan incorporates earnings and other financial measures aligned with shareholder interests.

•

Performance share awards incorporate total shareholder return as a performance measure.

•

Inappropriate risk taking is not encouraged.

Balance performance measures and, where appropriate, emphasize overall corporate, operating business and division performance.	• Annual incentive plan incorporates corporate and operating business and division level performance measures.

Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance.

•

Program provides a mix of base salary, annual incentives tied to performance and stock-based awards with vesting restrictions.

•

Performance Share awards incorporate total shareholder return as a performance measure.

Transparent, simple to administer and easy to communicate.	• Formula based structure includes pre-set performance measures, weightings and timing.

Compensation Benchmarking

        The Compensation Committee periodically benchmarks executive compensation to ensure the compensation provided to Company executive officers is reasonable and competitive with the market. In 2015, the Compensation Committee engaged Towers Watson to analyze the competitiveness of the total direct compensation for a group of twelve senior executives, including all the named executive officers. Compensation was last benchmarked in 2013.

        Towers Watson analyzed the effectiveness of the Company's executive pay program by determining whether the program provides total direct compensation that is (i) in accordance with the pay for performance philosophy of the Company's executive compensation program, (ii) aligned with shareholder interests, (iii) competitive at the desired market levels, and (iv) designed to attain the objectives of attracting, focusing and retaining a talented executive team. For purposes of its analysis, Towers Watson used data from a large group of 207 general industry companies in the 2014 Towers Watson Executive Compensation Database to develop market compensation rates. The companies in the database had revenues of one-half to two times the Company's revenue (between $1.8 billion to $7.3 billion) and are listed in Appendix B to this Proxy Statement. The Compensation Committee believes the broad group of companies provided a reliable source of market information that was not unduly influenced by the practices of one or two companies.

        Towers Watson concluded that the Company's compensation program is delivering compensation to the Company's executives within the program's guiding principles and that any variation above or below the market median is reasonable based on experience, strategic impact to the Company and scope of each executive's responsibility.

Base Salaries

        Base salaries provide a baseline level of compensation to executive officers for carrying out the day-to-day duties and responsibilities of their positions.

        The Compensation Committee reviews and adjusts base salary levels each year. During the review and adjustment process, the Compensation Committee considers:

  •
  the duties and responsibilities of each executive officer position;

  •
  the executive officer pay relative to the base salaries of senior officers and other employees of the Company; and

  •
  whether the base salary levels are competitive, based on a comparison of the current base salary with the market base salary.

        The Committee reviews the named executive officer base salaries in December each year. Any base salary increases approved in December become effective for the succeeding fiscal year. In December 2015 the Company approved increases for the named executives as follows effective for the 2016 fiscal year:

Executive	2015 Base Salary	2016 Base Salary	% Increase

Mr. Roberts	$1,325,000	$1,325,000	0.0%

Mr. Ford	$657,000	$677,000	3.0%

Mr. Koch	$787,000	$1,000,000	27.1%

Mr. Altmeyer	$749,000	$786,000	5.0%

Mr. Berlin	$607,000	$631,000	4.0%

        The Committee approved the increases after it reviewed trends in the market which indicated projected average salary increases of 1.0 to 4.0%. Mr. Koch's 2016 base salary was based on his promotion to Chief Executive Officer. Mr. Altmeyer received a base salary increase above the upper end of the range due to the outstanding performance of Carlisle Construction Materials.

2015 Annual Incentive Compensation Awards

        The Company's executive officers earned annual incentive compensation under the program for 2015 based on the overall performance of the Company or a Company business unit compared to pre-established performance measures.

        The Compensation Committee first established a target annual incentive award expressed as a percentage of each named executive's base salary. The 2015 target awards were—100% of base salary for the Chief Executive Officer, 85% of salary for the Chief Operating Officer and 75% of base salary for the other named executives.

        The Compensation Committee then selected the performance measures on which the 2015 annual incentive awards would be based. The measures for the 2015 annual incentive awards to Mr. Roberts,

Chief Executive Officer, Mr. Koch, Chief Operating Officer, and Mr. Ford, Chief Financial Officer were the Company's consolidated (i) sales, (ii) global sales, (iii) earnings, (iv) EBIT margin and (v) working capital as a percentage of sales. The measures adopted for the 2015 annual incentive awards for each of the other named executive officers were (i) sales, (ii) global sales, (iii) EBIT margin and (iv) working capital as a percentage of sales, in each case, of the business for which the executive has responsibility and the Company's consolidated earnings. The performance measures track the Company's progress in achieving the long-term strategic goals listed on page 18. The Compensation Committee believes that each of these performance measures tracks whether the Company and its core businesses are operating efficiently and with a view toward long-term, sustainable growth in the United States and abroad. The Compensation Committee believes that superior performance under these measures will ultimately benefit Company shareholders through increased profits, dividends and Share value. The performance measures for the 2016 annual incentive awards will include a return on invested capital measure, which further aligns the annual incentive performance measures with the Company's long-term strategic goals.

        Finally, the Compensation Committee established threshold, target and maximum levels of performance for each of the measures and determined that 50% of the target annual incentive award would be paid for threshold level performance, 100% of the target annual incentive award would be paid for target level performance and 200% of the target annual incentive award would be paid for performance at or above the maximum level. Under the program adopted by the Compensation Committee, the Company's performance under each of the measures was independently determined from the other measures, so that an annual incentive award was determined for the actual level of performance under each measure. The annual incentive awards under each measure were combined to determine the aggregate annual incentive award.

        The Compensation Committee approved threshold, target and maximum performance levels based on the Company's 2014 actual performance. The 2015 target performance levels for sales, earnings and global sales were set at approximately 105% of 2014 actual performance. The 2015 target performance levels for operating margin and working capital as a percent of sales were set at approximately 100% of 2014 actual performance. The following tables show the threshold, target and maximum performance levels for each of the performance measures established by the Compensation Committee for 2015 as well as the Company's actual performance in 2015 and 2014. The performance shown below reflects the Company's publicly reported results and does not include any adjustment or normalization for the operating results of Carlisle Fluid Technologies, which was acquired on April 1, 2015, or the effect of changes in foreign exchange rates.

Consolidated Company Performance Measures
Used for 2015 Annual Incentive Awards to Mr. Roberts, Mr. Koch and Mr. Ford

	Performance Levels Established by the Compensation Committee			Actual Performance
Performance Measure	Threshold	Target	Maximum	2015	2014

Sales (25% weighting)	$3.117 billion	$3.445 billion	$3.773 billion	$3.543 billion	$3.204 billion

Earnings (35% weighting)	$242.3 million	$267.9 million	$293.4 million	$319.6 million	$251.7 million

Global Sales (10% weighting)	$740.0 million	$817.8 million	$895.7 million	$883.8 million	$762.3 million

EBIT Margin (20% weighting)	12.1%	12.6%	13.1%	14.2%	12.7%

Working Capital as a % of Sales (10% weighting)	19.5%	18.5%	17.5%	19.1%	18.3%

 Carlisle Construction Materials ("CCM") Performance Measures
Used for 2015 Annual Incentive Award to Mr. Altmeyer

	Performance Levels Established by the Compensation Committee			Actual Performance
Performance Measure	Threshold	Target	Maximum	2015	2014

CCM EBIT Margin (30% weighting)	13.5%	14.5%	15.5%	17.5%	13.9%

CCM Sales (20% weighting)	$1.839 billion	$2.032 billion	$2.226 billion	$2.003 billion	$1.935 billion

CCM Working Capital as a Percentage of Sales (20% weighting)	17.4%	16.4%	15.9%	16.8%	16.4%

CCM Global Sales (10% weighting)	$278.0 million	$307.2 million	$336.5 million	$273.8 million	$292.6 million

Consolidated Earnings (20% weighting)	$242.3 million	$267.9 million	$293.4 million	$319.6 million	$251.7 million

Carlisle Interconnect Technologies ("CIT") Performance Measures
Used for 2015 Annual Incentive Award to Mr. Berlin

	Performance Levels Established by the Compensation Committee			Actual Performance
Performance Measure	Threshold	Target	Maximum	2015	2014

CIT EBIT Margin (30% weighting)	17.5%	18.5%	19.5%	18.0%	19.8%

CIT Sales (25% weighting)	$708.5 million	$783.1 million	$857.7 million	$784.6 million	$669.1 million

CIT Working Capital as a Percentage of Sales (20% weighting)	22.8%	21.8%	19.8%	20.5%	21.3%

CIT Global Sales (5% weighting)	$260.3 million	$287.7 million	$315.1 million	$308.8 million	$257.4 million

Consolidated Earnings (20% weighting)	$242.3 million	$267.9 million	$293.4 million	$319.6 million	$251.7 million

        Based on the performance measures established by the Compensation Committee for 2015 and the Company's actual performance, the named executives earned 2015 annual incentive awards as follows:

Executive	2015 Annual Incentive Award ($)(1)	2015 Annual Incentive Award (% of base salary)	2015 Annual Incentive Award (% of target incentive award)

Mr. Roberts	$2,225,700	168%	168%

Mr. Ford	$827,700	126%	168%

Mr. Koch	$1,123,700	143%	168%

Mr. Altmeyer	$753,600	101%	134%

Mr. Berlin	$594,700	98%	131%

(1)
These amounts are also reported in the "Non-Equity Plan Incentive" column of the Summary Compensation Table on page 31.

        The Compensation Committee also awarded Mr. Altmeyer a discretionary bonus of $150,700 in recognition of his outstanding management of EBIT margin at CCM during 2015. This amount is included in the "Bonus" column of the Summary Compensation Table on page 31.

2015 Long-Term, Stock-Based Awards

        The Compensation Committee makes annual stock-based awards one time each year at the Committee's regularly-scheduled February meeting. All stock-based awards are made under the Company's Incentive Compensation Program which imposes certain restrictions, described below, on the terms of the awards.

        In February 2015, the Committee awarded stock options, performance Shares and restricted Shares to the named executives in the amounts shown in the Grants of Plan Based-Awards Table on page 33. The number of Shares included in the 2015 awards was determined using a formula-based approach. First, the Compensation Committee established a target award opportunity, expressed as a percentage of base salary, for the named executives based on each executive's position and the long-term incentive award market range for that position: 300% of base salary for the Chief Executive Officer and 150% of base salary for the other named executives.

        The Compensation Committee then determined the appropriate blend of the types of equity awards to be included in each named executive's stock-based award. In 2010, the Committee changed the blend of equity awards from stock options and time-vested restricted stock (each weighted 50%) to stock options, performance Shares and time-vested restricted stock (each weighted 33 1/3%) and elected to use the same blend of stock-based awards in 2015 for all the named executives other than Mr. Roberts to support the Company's pay for performance programs and the alignment of executive and shareholder interests. The Compensation Committee did not include stock options having a ten year term in Mr. Roberts' 2015 annual stock-based awards due to his contemplated retirement within the ten year option term. For this reason, Mr. Roberts' award was comprised of performance Shares and time-vested restricted stock (each weighted 50%).

        All stock-based awards to the Company's senior management employees (approximately 25 employees including all of the named executives) contain a non-competition agreement that prohibits the grantee from competing with the Company for one year following his or her termination of employment.

        The stock options awarded in February 2015 will vest in equal annual installments over three years. The restricted stock awarded in 2015 will become vested on the December 31 immediately preceding the third anniversary of the award date.

        The performance Shares awarded in 2015 will be earned based on the total return to the Company's shareholders (Share appreciation measured using the average of the closing market prices for a Share for the first ten and last ten trading days of the performance period plus dividends) relative to the total shareholder return of the companies comprising the S&P 400 MidCap Index® over the three year performance period ending December 31, 2017 in accordance with the following table:

Relative Total Shareholder Return	Percentage of Performance Shares Earned

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile or above	200%

        If the Company's total shareholder return falls between the 25th and 50th percentile or between the 50th and 75th percentile, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three year performance period and will be paid on performance Shares that are earned.

        The Committee included options in the awards to encourage the named executives (other than Mr. Roberts) to increase shareholder value over the ten year term of the options. The Committee included restricted Shares in the awards not only to encourage the named executives to increase shareholder value but also to remain employed with the Company. The Committee added performance Shares to further link executive compensation to the performance of the Company and align the interests of the executives with the Company's shareholders.

        The Company's Incentive Compensation Program contains certain restrictions on the terms of all stock-based awards. For example, all stock options must be granted with an option exercise price that is equal to or greater than the fair market value of the Shares on the date of award. The Program also expressly prohibits re-setting the option exercise price of stock options. These restrictions ensure that any options awarded under the Program will have value to the executives only if the market price of the Shares increases after the date of the award. The Program further requires that restricted Share awards must be subject to a restriction period of at least two (2) years during which the Shares are subject to a substantial risk of forfeiture and may not be transferred. Finally, the Program provides an annual limit on the size of awards. Currently, no executive may receive in any one fiscal year period an award of options to acquire more than 300,000 Shares or an award of more than 100,000 stock-based awards that become vested based on performance.

        The Compensation Committee has never altered the timing of stock-based awards to take advantage of non-public information. The Committee is aware that the February meeting during which it makes annual stock-based awards precedes the date the Company releases its fourth quarter and annual financial results. The Committee is also aware that the release will usually affect the market value of the Company's stock and the underlying value of the stock-based awards made to executives at the February meeting. The Committee believes that executives will not necessarily gain over the long run from the short term benefit of a positive release because the Company's stock price fluctuates over time and because all of the awards have multi-year vesting schedules and stock options have historically been held for several years prior to exercise. In addition, any gain from a positive benefit in some years will be offset by earnings releases in other years that negatively affect the market value of the Shares.

        On January 19, 2015, the Company reported preliminary fourth quarter 2014 information. The release indicated that the Company would report record full year net sales and net earnings. However, unexpected circumstances at Carlisle Construction Materials and Carlisle Brake & Friction would negatively impact fourth quarter results. The market value of Company Shares declined by approximately 6% on the day following the release and remained below the pre-release value at the time of the Compensation Committee's meeting in February 2015 when it approved the 2015 annual stock-based awards. At the February 2015 meeting, the Compensation Committee used the pre-release trading value of the Company's Shares in making the 2015 annual awards, resulting in a lower number of Shares subject to the awards and an option exercise price for the granted stock options that exceeded the trading price of the Company's Shares on the grant date.

Stock Ownership Policy

        The Compensation Committee believes that ownership of the Company's common stock by executive officers aligns their interests with those of the Company's shareholders, enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company and focuses executives on building shareholder value over the long term. Therefore, the Committee has maintained for several years a stock ownership policy for the Company's officers, including the named executives.

        The policy currently has the following ownership requirements:

Executive	Number of Shares

CEO	114,000

COO, CFO and Division Presidents	25,000

        The policy also has a retention requirement under which an officer must retain at least one-half of the after-tax value realized from the vesting of restricted Shares, the exercise of options or the receipt of earned performance Shares until the officer has satisfied the policy's Share ownership requirement.

        Ownership for purposes of the policy includes Shares owned directly or under an employee benefit plan and all restricted Shares. Ownership does not include any performance Share awards or any Shares subject to stock options. As of December 31, 2015, all of the named executives were in compliance with the policy's Share ownership and retention requirements.

        The ownership policy prohibits any officer from using Shares as collateral for any purpose or engaging in short sales or hedging transactions involving Shares.

Management Changes

        As described above in the Executive Summary, the Board of Directors of the Company elected D. Christian Koch as Chief Executive Officer and as a director of the Company effective as of January 1, 2016. In connection with Mr. Koch's election as Chief Executive Officer, a position then held by David A. Roberts, the Board elected Mr. Roberts as Executive Chairman of the Company.

        Upon the effective date of Mr. Koch's promotion, his annual base salary increased from $787,000 to $1,000,000, his target annual incentive award increased from 85% to 100% of his annual base salary and his target long term incentive award increased from 150% to 300% of his annual base salary. In addition, Mr. Koch received an award of (i) restricted Shares having a grant date value of $1,500,000, (ii) 10-year nonqualified options to purchase Shares having a grant date value of $750,000 and (iii) performance Shares having a grant date value of $750,000. The restricted Shares will vest in full on the fifth anniversary of the grant date and the options will vest in three equal annual installments beginning on the first anniversary of the grant date, provided Mr. Koch remains employed with the Company on such vesting dates. The performance Shares will be earned based on the total return to the Company's stockholders relative to the total stockholder return of the companies comprising the S&P 400 MidCap Index® over the three-year performance period ending December 31, 2018, with 50% of such shares being earned if the relative total stockholder return is equal to at least the 25th percentile and 200% of such shares being earned if the relative total stockholder return equals or exceeds the 75th percentile. If the Company's total stockholder return falls between the 25th and 75th percentile, the number of performance shares earned will be determined by linear interpolation. Dividends will accrue during the three-year performance period and will be paid on performance Shares that are earned.

        For 2016, Mr. Roberts' annual base salary and target annual incentive award will remain at $1,325,000 and 100% of annual base salary, respectively. However, Mr. Roberts will not receive any equity awards nor will he be eligible to commence receiving his benefit under the Company's Supplemental Pension Plan which will not be increased for the delay in commencement of the benefit.

D. Retirement and Other Benefits

Retirement and Group Insurance Benefits

        The Company provides retirement, health and welfare and other benefits to its executive officers. The Company sponsors the 401(k) Plan, a tax-qualified retirement plan, for the benefit of substantially all of its non-union employees, including the named executives. The 401(k) Plan encourages saving for retirement by enabling participants to save on a pre-tax basis and by providing Company matching contributions.

        The Company also sponsors the Retirement Plan for Employees of Carlisle Corporation (the "Retirement Plan"), a tax-qualified retirement plan that provides retirement income to eligible employees following their retirement from the Company. The Pension Benefits Table on page 36 shows the lump sum present value of the annual annuity benefit earned by the named executives under the Retirement Plan for their credited service through December 31, 2015.

        Section 401(a)(17) of the Internal Revenue Code (the "Code") limits the amount of annual compensation that tax-qualified plans like the Company's 401(k) Plan and Retirement Plan may take into account for purposes of determining contributions and benefits. The limit for 2015 was $265,000 and it is subject to adjustment annually for cost of living increases. For 2016, the limit will continue to be $265,000. The Company maintains an unfunded supplemental pension plan to provide benefits to certain Retirement Plan participants whose benefits are limited by Section 401(a)(17) of the Code and to certain senior management employees who were employed on or after January 1, 2005 and are not eligible to participate in the Retirement Plan. The Pension Benefits Table on page 36 also shows the lump sum present value of the annual annuity benefit earned by the named executives under the supplemental plan.

        The Company sponsors a supplemental 401(k) Plan to provide covered officers, including the named executives, the opportunity to defer (i) base salary and annual incentive compensation that could not be deferred under the 401(k) Plan due to the Code limitations that apply to the 401(k) Plan and (ii) Shares earned under the Company's equity incentive plan. The Company provides a matching contribution equal to 100% of the first 4% of base salary and annual incentive compensation deferred under the supplemental 401(k) Plan. Each participant in the supplemental 401(k) Plan may direct the "deemed investment" of his or her account among the different investment funds offered by the Company from time to time. The investment options include (i) a fixed rate fund, (ii) a Company stock fund and (iii) investment options that are similar to most of the options available under the Company's 401(k) Plan. All amounts credited to a participant's account under the supplemental 401(k) Plan are 100% vested and will be paid in a lump sum or installments in accordance with the participant's election after the participant terminates employment with the Company. A participant may also elect to receive one or more in-service distributions.

        The named executives also participate in group health, life and other welfare benefit plans on the same terms and conditions that apply to other employees. The named executives do not receive better insurance programs, vacation schedules or holidays and perquisites are limited. In 2015, the Company eliminated the reimbursement of club dues as a perquisite. Each of the named executive officers other than Mr. Roberts received a $7,000 increase in base salary in connection with the elimination of this fringe benefit.

Employment Letter Agreement with Mr. Roberts

        Mr. Roberts is employed as Chairman and Chief Executive Officer of the Company pursuant to the terms of an employment letter agreement entered into with the Company on June 5, 2007 that provides the following benefits:

  •
  Participation in all employee benefit plans generally available to the Company's senior executives and reimbursement of reasonable tax preparation and financial planning expenses as well as the cost of an annual executive physical.

  •
  A retirement benefit under the Company's Supplemental Pension Plan. The benefit under the original letter was equal to $25,703 per month payable for Mr. Roberts' life if he continued

    employment with the Company until he attained age 65. In December 2011, the Committee approved an increase in the monthly benefit to $38,250 per month. In February 2014, the Committee approved an additional increase in the monthly benefit to $42,750 per month in recognition of his employment with the Company continuing beyond age 65.

  •
  Retiree medical and dental coverage for the life of Mr. Roberts and his wife.

Post-Termination of Employment Benefits

        The Company has not entered into an employment agreement with any executive officer that provides severance or other benefits following their resignation, termination, retirement, death or disability, except (i) for agreements with certain executive officers (including all of the named executives) that provide severance benefits in the event of a termination of their employment following a change of control of the Company (the "change in control agreements") and (ii) the previously-described employment agreement with Mr. Roberts. The change in control agreements provide that the executives will not, in the event of the commencement of steps to effect a change of control (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until the potential acquirer of the Company or control of the Company has terminated his or its efforts to effect a change of control or until a change of control has occurred. The Company believes that the change in control agreements protect the interests of the Company's shareholders by providing financial incentives to executives to represent the best interests of the Company and its shareholders during the periods immediately preceding and following a change of control.

        In the event of any termination of an executive's employment (including due to the executive's resignation) within three (3) years of a change of control (other than due to the executive's death or disability or after the executive attains age 65), each change in control agreement provides that the executive will be entitled to receive three years' compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings, and other fringe benefits for three years, and relocation assistance. The three year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65. In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards and outstanding performance Shares will be earned at the maximum level. If any payments to a named executive are considered excess "parachute payments"* and the amount of the excess is more than 15%, the Company is required to provide a tax gross up for the excise taxes the executive would be required to pay with respect to the payments.

        At its meeting in September 2012, the Committee determined that any future change in control agreements would provide severance benefits only in the event an executive is terminated without cause or resigns with good reason within three (3) years of a change of control and the severance benefits would not be reduced based on the executive's age. In addition, the Company would not provide any tax gross up for excise taxes assessed against any excess parachute payments.

*
Section 280G of the Code defines "parachute payments" as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a shareholder, officer or highly compensated individual, and (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation. If the parachute payments have an aggregate present value of at least 3 times the average annual compensation earned by the recipient of the payment over the 5 years preceding the date of the change in control, the amount of the payments in excess of 1 times such average annual compensation are not deductible by the payor for federal income tax purposes and are subject to a 20% excise tax (payable by the recipient) in addition to regular income taxes.

        From time to time, the Company enters into employment letter agreements with newly employed senior management employees. All agreements with management employees entered into after September 2011 will include a general "claw- back" provision pending the issuance of regulations related to claw-back policies required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Code limits the amount of compensation paid to the named executives (other than the Chief Financial Officer who is not subject to the Section 162(m) limitation) in any one fiscal year that may be deducted by the Company for federal income tax purposes. The deduction limitation is currently $1 million. "Performance-based compensation" paid under a plan that has been approved by the Company's shareholders is not subject to the deduction limitation.

        The Company's Incentive Compensation Program has been approved by the Company's shareholders, and the compensation attributable to annual incentive compensation, stock option and performance Share awards under the program is intended to qualify as "performance-based" compensation that is fully deductible and not subject to the Code Section 162(m) deduction limit. Compensation attributable to time-vested restricted Share awards under the program is subject to the deduction limit.

        The Committee has not adopted a formal policy that requires all compensation paid to the named executives to be fully deductible.

E. Conclusion

        The Compensation Committee has reviewed all components of the Chief Executive Officer's and the other named executives' compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value of all perquisites and other personal benefits as well as the Company's obligations under its pension plans. Based on this review, the Compensation Committee finds the Chief Executive Officer's and the named executives' total compensation, in the aggregate, to be reasonable and appropriately linked to the Company's performance. The Compensation Committee therefore recommends that shareholders vote "FOR" the say-on-pay proposal included as Proposal Two in this Proxy Statement.

F. Executive Officer Compensation Disclosure Tables

        Summary Compensation Table—This table shows the base salary, annual incentive and all other compensation paid to the named executives. The table also shows the grant date fair value of the stock option, restricted Share and performance Share awards made to the named executives and the increase in the present value of the retirement benefit of each named executive.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(3)	Total ($)

David A. Roberts Chairman and Chief Executive Officer	2015	$1,325,000	$0	$4,361,980	$0	$2,225,700	$13,153	$585,856	$8,511,689

	2014	$1,260,000	$0	$4,365,168	$0	$1,783,000	$1,433,645	$136,516	$8,978,329

	2013	$1,210,000	$0	$4,373,201	$0	$1,051,300	$2,211	$405,966	$7,042,678

Steven J. Ford Vice President, Chief Financial Officer and General Counsel	2015	$657,000	$0	$713,299	$307,997	$827,700	$136,911	$66,712	$2,709,619

	2014	$625,000	$0	$721,620	$307,836	$663,300	$113,883	$62,185	$2,493,824

	2013	$600,000	$0	$722,882	$301,409	$391,000	$39,842	$90,790	$2,145,923

D. Christian Koch President and Chief Operating Officer	2015	$787,000	$0	$856,365	$369,660	$1,123,700	$60,162	$141,622	$3,338,509

	2014	$691,900	$0	$1,789,228	$283,229	$902,100	$56,830	$29,948	$3,753,235

	2013	$550,000	$0	$662,772	$276,358	$227,500	$27,588	$13,910	$1,758,128

John W. Altmeyer President, Carlisle Construction Materials	2015	$749,000	$150,700	$814,764	$351,648	$753,600	$198,737	$77,493	$3,095,942

	2014	$720,000	$0	$1,931,340	$354,658	$662,700	$215,389	$70,799	$3,954,886

	2013	$685,000	$0	$825,147	$344,129	$568,200	$5,151	$82,771	$2,510,398

John E. Berlin President, Carlisle Interconnect Technologies	2015	$607,000	$0	$658,508	$284,370	$594,700	$95,928	$17,265	$2,257,771

	2014	$500,000	$0	$1,327,296	$246,269	$627,800	$137,854	$26,880	$2,866,099

	2013	$475,000	$17,100	$572,583	$238,649	$364,300	$42,065	$28,570	$1,738,267

(1)
The amounts in these columns do not reflect the actual value the named executives will realize from the stock option, restricted Share and performance Share awards made to the executives. The amounts presented in the table are the grant date value of the equity-based awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (excluding any effect of estimated forfeitures). The Company will recognizes the grant date value of the awards as compensation expense over the vesting period of the awards.

The stock awards column includes the grant date values of performance Shares awarded to the named executive officers. The performance Shares are earned based on the Company's relative total shareholder return versus the S&P Midcap 400 Index® over the three year period ending December 31, 2015 (for the performance Shares awarded in 2013), December 31, 2016 (for the performance Shares awarded in 2014) and December 31, 2017 (for the performance Shares awarded in 2015). The terms of the performance Share awards are described on pages 25-26. The 2015 stock awards column includes the following grant date values of the performance Share awards: Mr. Roberts $2,415,823, Mr. Ford $395,051, Mr. Koch $474,286, Mr. Altmeyer $451,246 and Mr. Berlin $364,706. The grant date value of $112.39 for each performance Share awarded was determined using the $90.54 closing market price of the Company's common stock on the grant date and a

  Monte Carlo simulation and assumptions regarding the future performance of the Company's common stock and the stock of the S&P MidCap 400 Index® companies, including expected volatility, risk-free interest rates, correlation coefficients and dividend reinvestment. The grant date values of the performance Share awards assuming the maximum number of performance Shares would be earned at the end of the three year performance period based on the $90.54 closing market price of the Company's common stock on the grant date would have been: Mr. Roberts $3,892,315, Mr. Ford $636,496, Mr. Koch $764,158, Mr. Altmeyer $727,036 and Mr. Berlin $587,605.

Note 5 to the Company's consolidated financial statements included in the 2015 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date value of the stock and option awards.

(2)
Represents the sum of (i) the aggregate increase in the actuarial present value of the accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan and (ii) the portion of interest credited on compensation deferred under the Company's supplemental 401(k) Plan that is considered "above market" under the proxy disclosure rules of the Securities and Exchange Commission as follows:

Name	Present Value of Carlisle Retirement and Supplemental Pension Plan Benefits	"Above Market" Supplemental 401(k) Plan Earnings	Total

Mr. Roberts	$0	$13,153	$13,153

Mr. Ford	$120,753	$16,158	$136,911

Mr. Koch	$60,162	$0	$60,162

Mr. Altmeyer	$178,670	$20,067	$198,737

Mr. Berlin	$95,928	$0	$95,928

  For the 2015 fiscal year, the present value of Mr. Roberts' accumulated benefit under the Carlisle Corporation Supplemental Pension Plan decreased by $531,288. The decrease is primarily due to his agreement to serve as Executive Chairman of the Company and the resulting delay in the commencement of his benefit under that Plan.

(3)
The amounts presented in the "All Other Compensation" column for 2015 consist of the following:

	Mr. Roberts	Mr. Ford	Mr. Koch	Mr. Altmeyer	Mr. Berlin

Matching Contributions to the 401(k) Plan	$10,600	$10,600	$10,600	$10,600	$10,600

Matching Contributions to the Supplemental 401(k) Plan	$124,320	$52,812	$67,564	$56,468	$0

Physical Examination	$2,931	$0	$2,958	$6,375	$0

Reimbursement of Tax Return Preparation and Financial Advisory Services Fees	$41,185	$3,300	$0	$4,050	$6,665

Personal Use of Company Aircraft	$6,820	$0	$0	$0	$0

Charitable Contribution Made by the Company in the Name of the Executive under the Carlisle Matching Gifts for Education Program	$400,000	$0	$60,500	$0	$0

Total	$585,856	$66,712	$141,622	$77,493	$17,265

All amounts presented above, other than the amount for personal use of Company aircraft, equal the actual cost to the Company of the particular benefit or perquisite provided. The amount presented for personal use of Company aircraft is equal to the incremental cost to the Company of such use. Incremental cost includes fuel, landing and ramp fees and other variable costs directly attributable to the personal use. Incremental cost does not include an allocable share of the fixed costs associated with the Company's ownership of the aircraft.

        Grants of Plan-Based Awards Table—This table presents the threshold, target and maximum annual incentive award the named executives could have earned for 2015 and the restricted stock, performance Share and stock options awarded to the named executives during 2015. The annual incentive awards earned by the executives for 2015 are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation table.

									All Other Option Awards: Number of Securities Underlying Options(#)(3)(5)
		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)(5)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)(5)
								All Other Stock Awards: Number of Shares of Stock or Units(#)(2)(5)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)

Mr. Roberts		$662,500	$1,325,000	$2,650,000

	02/04/15							21,495			$1,946,157

	02/04/15				10,747	21,495	42,990				$2,415,823

Mr. Ford		$246,375	$492,750	$985,500

	02/04/15							3,515			$318,248

	02/04/15				1,757	3,515	7,030				$395,051

	02/04/15								14,535	$92.46	$307,997

Mr. Koch		$334,475	$668,950	$1,337,900

	02/04/15							4,220			$382,079

	02/04/15				2,110	4,220	8,440				$474,286

	02/04/15								17,445	$92.46	$369,660

Mr. Altmeyer		$280,875	$561,750	$1,123,500

	02/04/15							4,015			$363,518

	02/04/15				2,007	4,015	8,030				$451,246

	02/04/15								16,595	$92.46	$351,648

Mr. Berlin		$227,625	$455,250	$910,500

	02/04/15							3,245			$293,802

	02/04/15				1,622	3,245	6,490				$364,706

	02/04/15								13,420	$92.46	$284,370

(1)
The performance Shares will be earned based on the total return to the Company's shareholders (share appreciation plus dividends) relative to the total shareholder return of the companies comprising the S&P 400 MidCap Index® over the three year performance period ending December 31, 2017 in accordance with the following table:

Relative Total Shareholder Return	Percentage of Performance Shares Earned

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile or above	200%

  If the Company's total shareholder return falls between the 25th and 50th percentile or between the 50th and 75th percentile, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three year performance period and will be paid on performance Shares that are earned.

(2)
Shares subject to the February 4, 2015 stock awards become vested on December 31, 2017, or if earlier, upon a change in control of the Company or the date the executive officer terminates employment due to death, disability or retirement. The named executives receive all dividends paid with respect to the restricted Shares during the vesting period.

(3)
The option awards become vested and exercisable in three equal annual installments beginning upon the first anniversary of the date of grant, or if earlier, upon a change of control of the Company or the date the executive officer terminates employment due to death, disability or retirement. The options will become exercisable in the event of an involuntary termination without cause in accordance with the original three-year vesting schedule and remain exercisable until their expiration dates. The options expire ten years following the date of grant or, if earlier, one year from the date the executive officer terminates employment due to death, disability, retirement or a change of control of the Company or 90 days from the date the executive officer terminates employment for any reason other than an involuntary termination by the Company without cause.

(4)
See Footnote 1 to the Summary Compensation Table for a description of how the grant date values of the Share and option awards were determined.

(5)
All of the awards include a non-competition agreement prohibiting the named executive from competing with the Company for one year following his termination of employment by the Company.

        Outstanding Equity Awards at Fiscal Year-End Table—This table presents information about unvested restricted stock, option and performance Share awards held by the named executives on December 31, 2015.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Mr. Roberts	97,740	0		$38.31	02/02/21	47,355	$4,199,915	21,495	$1,906,392
	200,000	0		$18.57	02/03/19			51,720	$4,587,047

Mr. Ford	0	14,535	(5)	$92.46	02/03/25	7,790	$690,895	3,515	$311,745
	5,358	10,717	(6)	$73.08	02/04/24			8,550	$758,300
	11,430	5,715	(7)	$64.80	02/05/23
	19,150	0		$49.56	01/31/22
	20,825	0		$38.31	02/02/21
	21,250	0		$34.21	02/01/20
	20,000	0		$18.57	02/03/19

Mr. Koch	0	17,445	(5)	$92.46	02/03/25	21,734	$1,927,588	4,220	$374,272
	4,930	9,860	(6)	$73.08	02/04/24			7,870	$697,990
	10,480	5,240	(7)	$64.80	02/05/23
	14,535	0		$49.56	01/31/22
	17,470	0		$38.31	02/02/21
	15,309	0		$34.23	01/31/18

Mr. Altmeyer	0	16,595	(5)	$92.46	02/03/25	21,897	$1,942,045	4,015	$356,090
	6,173	12,347	(6)	$73.08	02/04/24			9,850	$873,597
	13,050	6,525	(7)	$64.80	02/05/23
	22,230	0		$49.56	01/31/22
	29,275	0		$38.31	02/02/21
	29,870	0		$34.21	02/01/20
	47,145	0		$18.57	02/03/19

Mr. Berlin	0	13,420	(5)	$92.46	02/03/25	15,726	$1,394,739	3,245	$287,799
	4,287	8,573	(6)	$73.08	02/04/24			6,840	$606,640
	9,050	4,525	(7)	$64.80	02/05/23

(1)
Restricted Shares vesting as follows:

	Number of Shares Becoming Vested On:
	December 31, 2016	May 5, 2017	May 19, 2017	June 1, 2017	December 31, 2017

Mr. Roberts	25,860	0	0	0	21,495

Mr. Ford	4,275	0	0	0	3,515

Mr. Koch	3,935	13,579	0	0	4,220

Mr. Altmeyer	4,925	0	0	12,957	4,015

Mr. Berlin	3,420	0	9,061	0	3,245

(2)
Based on the closing market value of the Shares on December 31, 2015 of $88.69.

(3)
The number of unearned performance Shares in this column equal the target number of performance Shares that may be earned by the named executives for the three-year performance period that will end on December 31, 2017 and the maximum number of performance Shares that may be earned by the named executives for the three-year performance period that will end December 31, 2016. The performance Shares will be earned based on the total return to the Company's shareholders (share appreciation plus dividends) relative to the total shareholder return of the companies comprising the S&P 400 MidCap Index® over the three year performance periods in accordance with the following table:

Relative Total Shareholder Return	Percentage of Performance Shares Earned

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile or above	200%

  If the Company's total shareholder return falls between the 25th and 50th percentile or between the 50th and 75th percentile, the number of performance Shares earned will be determined by linear interpolation. Dividends will accrue during the three year performance period and will be paid on performance Shares that are earned.

  The Company's 2015 total shareholder return of (2.3)% resulted in a ranking for the year at the 47th percentile. Based on that percentile, approximately 94% of the performance Shares awarded in 2015 would have been earned if the performance period had ended on December 31, 2015. The Company's 2014 through 2015 total shareholder return of 16.3% resulted in a ranking for the year at the 60th percentile. Based on that percentile, approximately 141% of the performance Shares awarded in 2014 would have been earned if the performance period had ended on December 31, 2015.

(4)
The amounts in this column equal the target number of performance Share units that may be earned by the named executives for the three-year performance period that will end on December 31, 2017 and the maximum number of performance Share units that may be earned by the named executives for the three-year performance period that will end December 31, 2016 multiplied by, in each case, the closing market value of the Shares on December 31, 2015 of $88.69. The amounts are not necessarily indicative of the amounts that may actually be realized by the named executive officers. The actual amount realized will be based on the Company's total shareholder return over the three year performance periods and the market value of the Shares when the units are earned.

(5)
Stock Options vest at the rate of 33 1/3% per year with vesting dates of 02/04/16, 02/04/17 and 02/04/18.

(6)
Stock Options vest at the rate of 33 1/3% per year with vesting dates of 02/05/15, 02/05/16 and 02/05/17.

(7)
Stock Options vest at the rate of 33 1/3% per year with vesting dates of 02/06/14, 02/06/15 and 02/06/16.

        Option Exercises and Stock Vested Table—This table presents information about stock options exercised by the named executives and the number and value of stock awards that became vested in the named executives during 2015.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Mr. Roberts	315,590	$17,526,247	71,426		$6,334,772

Mr. Ford	33,500	$2,186,889	11,807	(3)	$1,047,163

Mr. Koch	17,144	$1,236,648	10,825	(3)	$960,069

Mr. Altmeyer	58,500	$3,797,721	13,477	(3)	$1,195,275

Mr. Berlin	14,535	$705,997	9,346		$828,897

(1)
Value realized equals the fair market value of the Shares on the date of exercise less the exercise price.

(2)
Value realized equals the fair market value of (i) the restricted Shares on the date the vesting restrictions lapsed and the Shares became vested and (ii) performance Shares earned for the three-year performance period ended December 31, 2015.

(3)
The named executives elected to defer receipt of the following number of shares that were earned and became vested in 2015: Mr. Ford, 11,807 Shares, Mr. Koch, 264 Shares; and Mr. Altmeyer, 13,477 Shares. The deferred Shares will be paid to the named executives upon a date certain elected by the executive. The named executives will receive dividend equivalent payments from the Company during the deferral period.

        Pension Benefits Table—This table provides the actuarial present value of each named executive's accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation (the "Retirement Plan") and the Carlisle Corporation Supplemental Pension Plan (the "Supplemental Pension Plan").

        The Retirement Plan provides benefits under a cash balance benefit accrual formula that was added to the plan in 1997. Under the formula, participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants' cash balance accounts. The allocation percentage ranges from 2% to 7% of total base salary and annual bonus (including amounts deferred under the 401(k) Plan and Section 125 of the Code) depending on each participant's years of service. The cash balance account is further credited with interest annually. The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year. The interest rate for the plan year ending December 31, 2015 was 4%. The Retirement Plan was closed to new participants effective December 31, 2004. No employees hired on or after January 1, 2005 are eligible to participate in the Retirement Plan.

        The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the compensation limitation imposed by the Code or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

        Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment. Vested benefits under the Supplemental Pension Plan are payable only in the form of a monthly annuity. The benefits under the Retirement Plan become vested after the executive completes 5 years of vesting service, or if earlier, the date the executive terminates employment due to death or disability. The benefits under the Supplemental Plan become vested after the executive completes ten years of vesting service and retires at or after age 55, or if earlier, the date the executive terminates employment due to death or disability.

        Mr. Roberts will receive an annual benefit under the Supplemental Pension Plan of $513,000 payable in the form of a single life annuity commencing as of the first day of the month after his separation from service. The supplemental benefit is fully vested and will be actuarially adjusted if it is paid in any form other than a life annuity.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Mr. Roberts	Retirement Plan	n/a	n/a	n/a
	Supplemental Pension Plan	8.58	$6,079,056	$0

Mr. Ford	Retirement Plan	19.50	$238,646	$0
	Supplemental Pension Plan	19.50	$471,393	$0

Mr. Koch	Retirement Plan	n/a	n/a	n/a
	Supplemental Pension Plan	6.92	$221,668	$0

Mr. Altmeyer	Retirement Plan	25.58	$335,967	$0
	Supplemental Pension Plan	25.58	$1,004,324	$0

Mr. Berlin	Retirement Plan	25.58	$318,141	$0
	Supplemental Pension Plan	25.58	$427,821	$0

(1)
The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan. None of the named executives have been given credit under the plans for years of service in addition to their actual years of service presented in the table. Messrs. Roberts and Koch commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan.

(2)
Note 13 to the Company's consolidated financial statements included in the 2015 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Retirement Plan and Supplemental Pension Plan.

        Nonqualified Deferred Compensation Table—The following table provides information about contributions and earnings credited to the accounts of the named executive officers under the Company's supplemental 401(k) Plan during 2015.

        The Supplemental 401(k) Plan provides covered officers, including the named executive officers, the opportunity to defer compensation that could not be deferred under the tax-qualified 401(k) Plan due to the Code limitations that apply to the 401(k) Plan. The Company provides a matching contribution equal to 100% of the first 4% of base salary and annual incentive compensation deferred under the supplemental 401(k) Plan. Each participant in the supplemental savings plan may direct the "deemed investment" of his or her account among the different investment funds offered by the Company from time to time. The investment options include (i) a fixed rate fund, (ii) a Company stock fund and (iii) investment options that are similar to most of the options available under the Company's 401(k) Plan. All amounts credited to a participant's account under the supplemental 401(k) Plan are 100% vested and will be paid in a lump sum or installments in accordance with the participant's election after the participant terminates employment with the Company. A participant may also elect to receive one or more in-service distributions.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Mr. Roberts	$124,320	$124,320	$52,144	$0	$1,361,150

Mr. Ford	$495,900	$52,812	$64,121	$0	$1,724,789

Mr. Koch	$67,564	$67,564	$(4,325)	$0	$148,698

Mr. Altmeyer	$746,230	$56,468	$79,612	$0	$2,128,729

Mr. Berlin	$0	$0	$0	$0	$0

(1)
All amounts shown in this column are also reported in either the "Salary" or "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
All amounts shown in this column are also reported in the "All Other Compensation" column of the Summary Compensation Table.

(3)
The following amounts included in this column are considered "above market" earnings under the proxy disclosure rules of the Securities and Exchange Commission and included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table: Mr. Roberts $13,153, Mr. Ford $16,158 and Mr. Altmeyer $20,067.

(4)
Of the amounts shown in this column, the following amounts have been reported in the Summary Compensation Tables of the Company's proxy statements as follows:

Name	Prior Years' Proxy Statements	2016 Annual Meeting Proxy Statement (see Table on page 31)	Total

Mr. Roberts	$1,015,598	$261,793	$1,277,391

Mr. Ford	$1,053,029	$564,870	$1,617,899

Mr. Koch	$18,200	$135,128	$153,328

Mr. Altmeyer	$1,180,933	$822,765	$2,003,698

  The amounts shown in this table include only deferred salary and annual incentive compensation and do not include deferred performance or restricted Shares. As of December 31, 2015, the named executives had the following number of deferred Shares credited to their accounts under the Supplemental 401(k) Plan with the following values based on the closing market value of the Shares on December 31, 2015 of $88.69.

Name	Number of Deferred Shares	Value of Deferred Shares

Mr. Roberts	55,680	$4,938,259

Mr. Ford	51,769	$4,591,393

Mr. Koch	980	$86,916

Mr. Altmeyer	85,041	$7,542,286

Mr. Berlin	1,000	$88.69

        Potential Payments Upon Termination or Change-in- Control—The following table shows the amounts that would have been payable to the named executives under the change in control agreements described on page 29 if a change of control of the Company had occurred on December 31, 2015 and the named executives' employment with the Company was terminated without cause immediately thereafter. The terms of the Company's equity awards provide for vesting upon retirement (defined as termination of employment after the attainment of age 65). None of the named executives, other than Mr. Roberts, are eligible for retirement from the Company.

	Severance Benefit		Estimated Value of Continued Participation in Health and other Welfare Benefit Plans(2)	Vesting of Stock Options(3)	Vesting of Restricted Stock(4)	Vesting of Performance Shares(5)	Vesting of Supplemental Pension Plan Benefit(6)	Excise Tax Gross-Up (Reduction in Payments)	Total

Mr. Roberts	$0	(1)	$0	$0	$4,199,915	$8,399,830	$0	$0	$12,599,745

Mr. Ford	$4,454,100		$30,000	$303,824	$690,895	$1,381,790	$0	$(281,899)	$6,578,710

Mr. Koch	$5,732,100		$30,000	$279,098	$1,927,588	$1,446,534	$335,967	$2,573,070	$12,324,357

Mr. Altmeyer	$4,959,900		$30,000	$348,619	$1,942,045	$1,585,777	$0	$0	$8,866,341

Mr. Berlin	$3,605,100		$30,000	$241,927	$1,394,739	$1,182,238	$427,821	$(569,467)	$6,312,358

(1)
Mr. Roberts attained age 65 in December 2012 and would not be entitled to receive any severance benefit under the change in control agreement between Mr. Roberts and the Company.

(2)
Under his employment letter agreement with the Company, Mr. Roberts is entitled to and fully vested in retiree medical and dental coverage for the life of Mr. Roberts and his wife. The amount presented for the other named executives is the estimated value of three years of continued participation in the Company's group health and other welfare benefit plans.

(3)
Value (based on the closing market price of the Company's common stock on December 31, 2015 of $88.69 per Share) of unvested in-the-money stock options that would become vested upon a change of control of the Company. The stock options would also become fully vested in the event the named executive dies or becomes disabled while employed by the Company or retires from employment with the Company after attaining age 65. If the Company terminates the employment of the named executive without cause, the options will continue to become exercisable in accordance with the vesting schedule set forth in the award agreement and remain exercisable until the expiration of the ten year term of the option.

(4)
Value (based on the closing market price of the Company's common stock on December 31, 2015 of $88.69 per Share) of unvested Shares of restricted stock that would become vested upon a change of control of the Company. The Shares of restricted stock would also become fully vested in the event the named executive dies or becomes disabled while employed by the Company or retires from employment with the Company after attaining age 65. If the Company terminates the employment of the named executive without cause, the Shares of restricted stock will vest, but will not be available to the named executive until the original vesting date set forth in the award agreement.

(5)
Value (based on the closing market price of the Company's common stock on December 31, 2015 of $88.69 per Share) of the maximum number of performance Shares under all outstanding performance Share awards. In the event the executive dies or becomes disabled while employed by the Company or retires from employment with the Company after attaining age 65 or the Company terminates the employment of the named executive without cause, the performance Shares will remain outstanding and will be earned or forfeited following the end of the performance period based on the Company's performance during the performance period applicable to the performance Shares.

(6)
Messrs. Roberts, Ford and Altmeyer are currently fully vested in their Supplemental Pension Plan benefits. The amount presented for Messrs. Koch and Berlin equals the present value of their respective Supplemental Pension Plan benefit which would become vested upon termination after a change of control of the Company. All benefits under the Supplemental Pension Plan are payable in an annuity form after retirement from employment with the Company. Note 13 to the Company's consolidated financial statements included in the 2015 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Gregg A. Ostrander, Robin J. Adams, Robert G. Bohn, Robin S. Callahan and Terry D. Growcock served on the Compensation Committee for the fiscal year ended December 31, 2015. None of the directors who served on the Compensation Committee during 2015 has ever served as one of the Company's officers or employees or had any interlocking relationships requiring disclosure under applicable rules and regulations. During 2015, none of the Company's executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity, one of whose executive officers served as a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

CARLISLE COMPANIES INCORPORATED COMPENSATION COMMITTEE
Gregg A. Ostrander, Chairman Robin J. Adams Robert G. Bohn Robin S. Callahan Terry D. Growcock Corrine D. Ricard

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors of the Company is comprised of four non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and experience. The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which is reviewed annually by the Committee.

        The Committee has the sole authority to appoint and terminate the engagement of the independent auditors of the Company and its subsidiaries. The Committee also reviews the arrangements for and the results of the auditors' examination of the Company's books and records, internal accounting control procedures, the activities and recommendations of the Company's internal auditors, and the Company's accounting policies, control systems and compliance activities. The Board has determined that Robin J. Adams, James D. Frias, Gregg A. Ostrander and Lawrence A. Sala are "audit committee financial experts" as defined by the rules of the Securities and Exchange Commission. Below is a report on the Committee's activities relating to fiscal year 2015.

Review of Audited Financial Statements with Management

        The Audit Committee reviewed and discussed the audited financial statements with the management of the Company.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

        The Audit Committee discussed with the Company's independent registered public accounting firm the audited financial statements and the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountant's independence. In concluding that such firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by such firm were compatible with its independence. See "Fees Paid to Independent Registered Public Accounting Firm" below.

Recommendation that Financial Statements be Included in Annual Report

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

CARLISLE COMPANIES INCORPORATED AUDIT COMMITTEE
Robin J. Adams, Chairman James D. Frias Gregg A. Ostrander Lawrence A. Sala

 FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The aggregate fees and reimbursable expenses for professional services provided by Ernst & Young LLP ("E&Y") that were billed to the Company for the years ended December 31, 2015 and 2014 were:

	2015	2014
Audit Fees(1)	$4,600,000	$3,409,500
Audit Related Fees	$0	$0
Tax Fees(2)	$400,000	$400,000
All Other Fees	$0	$0

(1)
Audit Fees consist of the fees and expenses for professional services rendered for the audit of the Company's annual consolidated financial statements, reviews of quarterly financial statements, statutory audits and related services.

(2)
Tax Fees consist of the fees and expenses for tax compliance, consulting and advisory services.

        All services provided, or to be provided, by the Company's independent registered public accountants are subject to a pre-approval requirement of the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee, pre-approval authority with respect to certain permissible non-audit services. The Chairman's pre-approval authority is limited to engagements costing no more than $200,000 in the aggregate.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION

        We encourage you to review the complete description of the Company's executive compensation programs provided in the "Executive Officer Compensation Discussion and Analysis" Section of this Proxy Statement (pages 18 through 39).

        The compensation program for the Company's named executive officers is based on the following guiding principles:

  •
  Provide competitive compensation opportunities.

  •
  Reward performance that is consistent with key strategic and shareholder goals.

  •
  Balance performance measures and, where appropriate, emphasize overall corporate, operating business and division performance.

  •
  Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance.

  •
  Serve as a retention tool for key executive talent, provide a balance of liquidity and reward executives for superior performance.

The Compensation Discussion and Analysis provides a thorough description of how the Compensation Committee has designed and administered the executive compensation program to comply with these principles.

        At the 2016 Annual Meeting, Company shareholders will have the opportunity to endorse or not endorse the compensation of the named executives through a non-binding vote (commonly known as a "say-on-pay" vote) on the following resolution:

          RESOLVED, that the compensation of the named executives of the Company described in the Executive Officer Compensation Discussion and Analysis section of this Proxy Statement, including the disclosure tables and narrative discussion (pages 18 through 39), is hereby APPROVED.

        Even though the result of the say-on-pay vote is non-binding, the Board of Directors values the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions. The Company currently conducts annual advisory votes on executive compensation and expects to conduct the next advisory vote at the 2017 Annual Meeting of Shareholders.

        The Board unanimously recommends a vote "FOR" the resolution.

PROPOSAL THREE:
TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has engaged E&Y as the Company's independent registered public accounting firm to audit the Company's financial statements and the effectiveness of the Company's internal controls over financial reporting for the year ending December 31, 2016. E&Y's engagement commenced on May 17, 2005, and E&Y has served as the Company's auditors for the years ended December 31, 2005 through 2015.

        Although ratification of the Audit Committee's appointment of E&Y is not required by the Company's by-laws or otherwise, the Board is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

        One or more representatives of E&Y are expected to be present at the 2016 Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance.

        The Board unanimously recommends a vote "FOR" the ratification of the appointment of E&Y as the Company's independent registered public accounting firm. Proxies received by the Board will be so voted unless shareholders specify a contrary choice in their proxies.

SHAREHOLDER PROPOSALS FOR PRESENTATION
AT THE 2017 ANNUAL MEETING

        If a shareholder wishes to present, in accordance with SEC Rule 14a-8, a proposal to the shareholders of the Company at the 2017 Annual Meeting, the proposal must be received by the Company at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before December 2, 2016. Pursuant to SEC Rules, submitting a proposal does not guarantee that it will be included in the proxy materials.

        In accordance with the Company's Bylaws, in order to be properly brought before the 2017 Annual Meeting, a shareholder's notice of a proposal (other than a proposal brought pursuant to SEC Rule 14a-8 or nominations for directors) must be received by the Company at our principal executive offices no earlier than January 18, 2017 or later than February 17, 2017. To be in proper form, any such shareholder's proposal must include the specified information concerning the proposal as described in the Bylaws. The presiding officer of chairman of the 2017 Annual Meeting may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures in the Bylaws.

        In accordance with the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), in order to be properly brought before the 2017 Annual Meeting, a shareholder's notice of a proposal for nominations of directors must be received by the Company at our principal executive offices no later than February 17, 2017. To be in proper form, any such shareholder's proposal must include the specified information concerning the proposal and nominee as described in the Certificate of Incorporation. The presiding officer or chairman of the 2017 Annual Meeting may refuse to accept any such proposal that is not in proper form or submitted in compliance with the procedures in the Certificate of Incorporation.

        All shareholder proposals should be addressed to the attention of Corporate Secretary, at the executive offices of the Company, 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277.

VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP

        To ensure that your Shares will be represented at the Annual Meeting, please follow the instructions shown on the Notice Regarding the Internet Availability of Proxy Materials (or paper proxy card if you received or request one) whether or not you expect to attend the Annual Meeting. Shares represented by a valid proxy will be voted as specified.

        Any shareholder may revoke a proxy by a later-dated proxy or by giving notice of revocation to the Company (addressed to the Company at 11605 North Community House Road, Suite 600, Charlotte, North Carolina 28277 Attention: Secretary) or by attending the Annual Meeting and voting in person.

        The number of votes that each shareholder will be entitled to cast at the Annual Meeting will depend on when the Shares were acquired and whether or not there has been a change in beneficial ownership since the date of acquisition, with respect to each of such holder's Shares.

        Shareholders whose Shares are held by brokers or banks or in nominee name are requested to confirm to the Company how many of the Shares they own as of March 23, 2016 were beneficially owned before March 23, 2012, entitling such shareholder to five votes per Share, and how many were acquired after March 22, 2012, entitling such shareholder to one vote per Share. If no confirmation of beneficial ownership is received from a shareholder prior to the Annual Meeting, it will be deemed by the Company that beneficial ownership of all such Shares was effected after March 22, 2012, and the shareholder will be entitled to one vote for each Share. If a shareholder provides incorrect information, he or she may provide correct information at any time prior to the voting of his or her Shares at the Annual Meeting.

        This Proxy Statement and the form of Proxy Card are being furnished to shareholders of record on March 23, 2016 whose Shares on the records of the Company show the following:

            (i)  that such shareholder had beneficial ownership of such Shares before March 23, 2012, and there has been no change since that date, thus entitling such shareholder to five votes for each Share; or

           (ii)  that beneficial ownership of such Shares was effected after March 22, 2012, thus entitling such shareholder to one vote for each Share; or

          (iii)  that the dates on which beneficial ownership of such Shares were effected are such that such shareholder is entitled to five votes for some Shares and one vote for other Shares.

        Printed on the Proxy Card for each individual shareholder of record is the number of Shares for which he or she is entitled to cast five votes each and/or one vote each, as the case may be, as shown on the records of the Company.

        Shareholders of record are urged to review the number of Shares shown on their Proxy Cards in the five-vote and one-vote categories. If the number of Shares shown in a voting category is believed to be incorrect, the shareholder should notify the Company in writing of that fact and either enclose the notice along with the Proxy Card in the postage-paid, return envelope, or mail the notice directly to the Company at the address indicated above. The shareholder should identify the Shares improperly classified for voting purposes and provide information as to the date beneficial ownership was acquired. Any notification of improper classification of votes must be made at least three (3) business days prior to the Annual Meeting or the shareholder will be entitled at the Annual Meeting to the number of votes indicated on the records of the Company.

        In certain cases record ownership may change but beneficial ownership for voting purposes does not change. The Restated Certificate of Incorporation of the Company states the exceptions where beneficial ownership is deemed not to have changed upon the transfer of Shares. Shareholders should consult the pertinent provision of the Restated Certificate of Incorporation attached as Appendix A to this Proxy Statement for those exceptions.

        By resolution duly adopted by the Board of Directors of the Company pursuant to subparagraph B of Article Fourth of the Restated Certificate of Incorporation, the following procedures have been adopted for use in determining the number of votes to which a shareholder is entitled.

            (i)  The Company may accept the written and signed statement of a shareholder to the effect that no change in beneficial ownership has occurred during the four years immediately preceding the date on which a determination is made of the shareholders of the Company who are entitled to vote or take any other action. Such statement may be abbreviated to state only the number of Shares as to which such shareholder is entitled to exercise five votes or one vote.

           (ii)  In the event the Vice President, Treasurer of the Company, in his or her sole discretion, taking into account the standards set forth in the Company's Restated Certificate of Incorporation, deems any such statement to be inadequate or for any reason deems it in the best interest of the Company to require further evidence of the absence of change of beneficial ownership during the four-year period preceding the record date, he or she may require such additional evidence and, until it is provided in form and substance satisfactory to him or her, a change in beneficial ownership during such period shall be deemed to have taken place.

          (iii)  Information supplementing that contemplated by paragraph (i) and additional evidence contemplated by paragraph (ii) may be provided by a shareholder at any time but must be furnished at least three business days prior to any meeting of shareholders at which such Shares are to be voted for any change to be effective at such meeting.

 OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned meeting, it is the intention of the proxies named in the Proxy to vote according to their best judgment.

By Order of the Board of Directors
Steven J. Ford, Secretary

Dated: March 31, 2016

 APPENDIX A

Subparagraph B of Article FOURTH of the Restated Certificate
of Incorporation of Carlisle Companies Incorporated

        (I)   EACH OUTSTANDING SHARE OF COMMON STOCK SHALL ENTITLE THE HOLDER THEREOF TO FIVE (5) VOTES ON EACH MATTER PROPERLY SUBMITTED TO THE SHAREHOLDERS OF THE CORPORATION FOR THEIR VOTE, WAIVER, RELEASE OR OTHER ACTION: EXCEPT THAT NO HOLDER OF OUTSTANDING SHARES OF COMMON STOCK SHALL BE ENTITLED TO EXERCISE MORE THAN ONE (1) VOTE ON ANY SUCH MATTER IN RESPECT OF ANY SHARE OF COMMON STOCK WITH RESPECT TO WHICH THERE HAS BEEN A CHANGE IN BENEFICIAL OWNERSHIP DURING THE FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION WHO ARE ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION.

        (II)  A CHANGE IN BENEFICIAL OWNERSHIP OF ANY OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED WHENEVER A CHANGE OCCURS IN ANY PERSON OR PERSONS WHO, DIRECTLY OR INDIRECTLY, THROUGH ANY CONTRACT, AGREEMENT, ARRANGEMENT, UNDERSTANDING, RELATIONSHIP OR OTHERWISE HAS OR SHARES ANY OF THE FOLLOWING:

          (A)  VOTING POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO VOTE OR TO DIRECT THE VOTING POWER OF SUCH SHARE OF COMMON STOCK.

          (B)  INVESTMENT POWER, WHICH INCLUDES, WITHOUT LIMITATION, THE POWER TO DIRECT THE SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK.

          (C)  THE RIGHT TO RECEIVE OR TO RETAIN THE PROCEEDS OF ANY SALE OR OTHER DISPOSITION OF SUCH SHARE OF COMMON STOCK.

          (D)  THE RIGHT TO RECEIVE OR TO RETAIN ANY DISTRIBUTIONS, INCLUDING, WITHOUT LIMITATION, CASH DIVIDENDS, IN RESPECT OF SUCH SHARE OF COMMON STOCK.

        (III) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING SECTION (II) OF THIS SUBPARAGRAPH B, THE FOLLOWING EVENTS OR CONDITIONS SHALL BE DEEMED TO INVOLVE A CHANGE IN BENEFICIAL OWNERSHIP OF A SHARE OF COMMON STOCK.

          (A)  IN THE ABSENCE OF PROOF TO THE CONTRARY PROVIDED IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION (V) OF THIS SUBPARAGRAPH B, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER AN OUTSTANDING SHARE OF COMMON STOCK IS TRANSFERRED OF RECORD INTO THE NAME OF ANY OTHER PERSON.

          (B)  IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF A CORPORATION, GENERAL PARTNERSHIP, LIMITED PARTNERSHIP, VOTING TRUSTEE, BANK, TRUST COMPANY, BROKER, NOMINEE OR CLEARING AGENCY, IF IT HAS NOT BEEN ESTABLISHED PURSUANT TO THE PROCEDURES SET FORTH IN SECTION (V) OF THIS SUBPARAGRAPH B THAT THERE HAS BEEN NO CHANGE IN THE PERSON OR PERSONS WHO OR THAT DIRECT THE EXERCISE OF THE RIGHTS REFERRED TO IN CLAUSES (II) (A) THROUGH (II) (D), INCLUSIVE, OF THIS SUBPARAGRAPH B WITH RESPECT TO SUCH OUTSTANDING

  SHARE OF COMMON STOCK DURING THE PERIOD OF FOUR (4) YEARS IMMEDIATELY PRECEDING THE DATE ON WHICH A DETERMINATION IS MADE OF THE SHAREHOLDERS OF THE CORPORATION ENTITLED TO VOTE OR TO TAKE ANY OTHER ACTION (OR SINCE MAY 30, 1986 FOR ANY PERIOD ENDING ON OR BEFORE MAY 30, 1990), THEN A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED DURING SUCH PERIOD.

          (C)  IN THE CASE OF AN OUTSTANDING SHARE OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANY PERSON AS A TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN UNDER THE UNIFORM GIFTS TO MINORS ACT AS IN EFFECT IN ANY JURISDICTION, A CHANGE IN BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE OCCURRED WHENEVER THERE IS A CHANGE IN THE BENEFICIARY OF SUCH TRUST, THE PRINCIPAL OF SUCH AGENT, THE WARD OF SUCH GUARDIAN, THE MINOR FOR WHOM SUCH CUSTODIAN IS ACTING OR IN SUCH TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN.

          (D)  IN THE CASE OF OUTSTANDING SHARES OF COMMON STOCK BENEFICIALLY OWNED BY A PERSON OR GROUP OF PERSONS WHO, AFTER ACQUIRING, DIRECTLY OR INDIRECTLY, THE BENEFICIAL OWNERSHIP OF FIVE PERCENT (5%) OF THE OUTSTANDING SHARES OF COMMON STOCK, FAILS TO NOTIFY THE CORPORATION OF SUCH OWNERSHIP WITHIN TEN (10) DAYS AFTER SUCH ACQUISITION, A CHANGE IN BENEFICIAL OWNERSHIP OF SUCH SHARES OF COMMON STOCK SHALL BE DEEMED TO OCCUR ON EACH DAY WHILE SUCH FAILURE CONTINUES.

        (IV) NOTWITHSTANDING ANY OTHER PROVISION IN THIS SUBPARAGRAPH B TO THE CONTRARY, NO CHANGE IN BENEFICIAL OWNERSHIP OF AN OUTSTANDING SHARE OF COMMON STOCK SHALL BE DEEMED TO HAVE OCCURRED SOLELY AS A RESULT OF:

          (A)  ANY EVENT THAT OCCURRED PRIOR TO MAY 30, 1986 OR PURSUANT TO THE TERMS OF ANY CONTRACT (OTHER THAN A CONTRACT FOR THE PURCHASE AND SALE OF SHARES OF COMMON STOCK CONTEMPLATING PROMPT SETTLEMENT), INCLUDING CONTRACTS PROVIDING FOR OPTIONS, RIGHTS OF FIRST REFUSAL, AND SIMILAR ARRANGEMENTS, IN EXISTENCE ON MAY 30, 1986 AND TO WHICH ANY HOLDER OF SHARES OF COMMON STOCK IS A PARTY; PROVIDED, HOWEVER, THAT ANY EXERCISE BY AN OFFICER OR EMPLOYEE OF THE CORPORATION OR ANY SUBSIDIARY OF THE CORPORATION OF AN OPTION TO PURCHASE COMMON STOCK AFTER MAY 30, 1986 SHALL, NOTWITHSTANDING THE FOREGOING AND CLAUSE (IV) (F) HEREOF, BE DEEMED A CHANGE IN BENEFICIAL OWNERSHIP IRRESPECTIVE OF WHEN THAT OPTION WAS GRANTED TO SAID OFFICER OR EMPLOYEE.

          (B)  ANY TRANSFER OF ANY INTEREST IN AN OUTSTANDING SHARE OF COMMON STOCK PURSUANT TO A BEQUEST OR INHERITANCE, BY OPERATION OF LAW UPON THE DEATH OF ANY INDIVIDUAL, OR BY ANY OTHER TRANSFER WITHOUT VALUABLE CONSIDERATION, INCLUDING, WITHOUT LIMITATION, A GIFT THAT IS MADE IN GOOD FAITH AND NOT FOR THE PURPOSE OF CIRCUMVENTING THE PROVISION OF THIS ARTICLE FOURTH.

          (C)  ANY CHANGES IN THE BENEFICIARY OF ANY TRUST, OR ANY DISTRIBUTION OF AN OUTSTANDING SHARE OF COMMON STOCK FROM TRUST, BY REASON OF THE BIRTH, DEATH, MARRIAGE OR DIVORCE OF ANY NATURAL

  PERSON, THE ADOPTION OF ANY NATURAL PERSON PRIOR TO AGE EIGHTEEN (18) OR THE PASSAGE OF A GIVEN PERIOD OF TIME OR THE ATTAINMENT BY ANY NATURAL PERSON OF A SPECIFIC AGE, OR THE CREATION OR TERMINATION OF ANY GUARDIANSHIP OR CUSTODIAL ARRANGEMENT.

          (D)  ANY APPOINTMENT OF A SUCCESSOR TRUSTEE, AGENT, GUARDIAN OR CUSTODIAN WITH RESPECT TO AN OUTSTANDING SHARE OF COMMON STOCK IF NEITHER SUCH SUCCESSOR HAS NOR ITS PREDECESSOR HAD THE POWER TO VOTE OR TO DISPOSE OF SUCH SHARE OF COMMON STOCK WITHOUT FURTHER INSTRUCTIONS FROM OTHERS.

          (E)  ANY CHANGE IN THE PERSON TO WHOM DIVIDENDS OR OTHER DISTRIBUTIONS IN RESPECT OF AN OUTSTANDING SHARE OF COMMON STOCK ARE TO BE PAID PURSUANT TO THE ISSUANCE OR MODIFICATION OF A REVOCABLE DIVIDEND PAYMENT ORDER.

          (F)  ANY ISSUANCE OF A SHARE OF COMMON STOCK BY THE CORPORATION OR ANY TRANSFER BY THE CORPORATION OF A SHARE OF COMMON STOCK HELD IN TREASURY, UNLESS OTHERWISE DETERMINED BY THE BOARD OF DIRECTORS AT THE TIME OF AUTHORIZING SUCH ISSUANCE OR TRANSFER.

          (G)  ANY GIVING OF A PROXY IN CONNECTION WITH A SOLICITATION OF PROXIES SUBJECT TO THE PROVISIONS OF SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934 AND THE RULES AND REGULATIONS THEREUNDER PROMULGATED.

          (H)  ANY TRANSFER, WHETHER OR NOT WITH CONSIDERATION, AMONG INDIVIDUALS RELATED OR FORMERLY RELATED BY BLOOD, MARRIAGE OR ADOPTION ("RELATIVES") OR BETWEEN A RELATIVE AND ANY PERSON (AS DEFINED IN ARTICLE SEVENTH) CONTROLLED BY ONE OR MORE RELATIVES WHERE THE PRINCIPAL PURPOSE FOR THE TRANSFER IS TO FURTHER THE ESTATE TAX PLANNING OBJECTIVES OF THE TRANSFEROR OR OF RELATIVES OF THE TRANSFEROR.

          (I)   ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE DEATH OF THE PREDECESSOR TRUSTEE (WHICH PREDECESSOR TRUSTEE SHALL HAVE BEEN A NATURAL PERSON).

          (J)   ANY APPOINTMENT OF A SUCCESSOR TRUSTEE WHO OR WHICH WAS SPECIFICALLY NAMED IN A TRUST INSTRUMENT PRIOR TO MAY 30, 1986.

          (K)  ANY APPOINTMENT OF A SUCCESSOR TRUSTEE AS A RESULT OF THE RESIGNATION, REMOVAL OR FAILURE TO QUALIFY OF A PREDECESSOR TRUSTEE OR AS A RESULT OF MANDATORY RETIREMENT PURSUANT TO THE EXPRESS TERMS OF A TRUST INSTRUMENT: PROVIDED, THAT LESS THAN FIFTY PERCENT (50%) OF THE TRUSTEES ADMINISTERING ANY SINGLE TRUST WILL HAVE CHANGED (INCLUDING IN SUCH PERCENTAGE THE APPOINTMENT OF THE SUCCESSOR TRUSTEE) DURING THE FOUR (4) YEAR PERIOD PRECEDING THE APPOINTMENT OF SUCH SUCCESSOR TRUSTEE.

        (V)  FOR PURPOSES OF THIS SUBPARAGRAPH B, ALL DETERMINATIONS CONCERNING CHANGE IN BENEFICIAL OWNERSHIP, OR THE ABSENCE OF ANY SUCH CHANGE, SHALL BE MADE BY THE BOARD OF DIRECTORS OF THE CORPORATION OR, AT ANY TIME WHEN THE CORPORATION EMPLOYS A TRANSFER AGENT WITH RESPECT TO THE SHARES OF COMMON STOCK, AT THE CORPORATION'S REQUEST, BY

SUCH TRANSFER AGENT ON THE CORPORATION'S BEHALF. WRITTEN PROCEDURES DESIGNED TO FACILITATE SUCH DETERMINATION SHALL BE ESTABLISHED AND MAY BE AMENDED FROM TIME TO TIME, BY THE BOARD OF DIRECTORS. SUCH PROCEDURES SHALL PROVIDE, AMONG OTHER THINGS, THE MANNER OF PROOF OF FACTS THAT WILL BE ACCEPTED AND THE FREQUENCY WITH WHICH SUCH PROOF MAY BE REQUIRED TO BE RENEWED. THE CORPORATION AND ANY TRANSFER AGENT SHALL BE ENTITLED TO RELY ON ANY AND ALL INFORMATION CONCERNING BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARES OF COMMON STOCK COMING TO THEIR ATTENTION FROM ANY SOURCE AND IN ANY MANNER REASONABLY DEEMED BY THEM TO BE RELIABLE, BUT NEITHER THE CORPORATION NOR ANY TRANSFER AGENT SHALL BE CHARGED WITH ANY OTHER KNOWLEDGE CONCERNING THE BENEFICIAL OWNERSHIP OF OUTSTANDING SHARES OF COMMON STOCK.

        (VI) IN THE EVENT OF ANY STOCK SPLIT OR STOCK DIVIDEND WITH RESPECT TO THE OUTSTANDING SHARES OF COMMON STOCK, EACH SHARE OF COMMON STOCK ACQUIRED BY REASON OF SUCH SPLIT OR DIVIDEND SHALL BE DEEMED TO HAVE BEEN BENEFICIALLY OWNED BY THE SAME PERSON FROM THE SAME DATE AS THAT ON WHICH BENEFICIAL OWNERSHIP OF THE OUTSTANDING SHARE OR SHARES OF COMMON STOCK, WITH RESPECT TO WHICH SUCH SHARE OF COMMON STOCK WAS DISTRIBUTED, WAS ACQUIRED.

        (VII)  EACH OUTSTANDING SHARE OF COMMON STOCK, WHETHER AT ANY PARTICULAR TIME THE HOLDER THEREOF IS ENTITLED TO EXERCISE FIVE (5) VOTES OR ONE (1) VOTE, SHALL BE IDENTICAL TO ALL OTHER SHARES OF COMMON STOCK IN ALL RESPECTS, AND TOGETHER THE OUTSTANDING SHARES OF COMMON STOCK SHALL CONSTITUTE A SINGLE CLASS OF SHARES OF THE CORPORATION.

 APPENDIX B

2014 Towers Watson Executive Compensation Database
General Industry Companies

A.O. Smith
AGL Resources
AMETEK
Aaron's
Acuity Brands
Agilent Technologies
Alexion Pharmaceuticals
Allegion
Alliant Energy
Ameren
Americas Styrenics
Andersons
Apollo Education Group
Arcadis
Armstrong World Industries
Asbury Automotive Group
Ashland
Atmos Energy
Auto Club Group
Avery Dennison
Axiall Corporation
Babcock & Wilcox
Battelle Memorial Institute
Big Lots
Booz Allen Hamilton
Brembo
Broadridge Financial Solutions
C.R. Bard
CDK Global
CF Industries
CMS Energy
CNO Financial
CPS Energy
Cablevision Systems
Cabot
Carle Foundation Hospital
Carpenter Technology
Catalent Pharma Solutions
Celestica
Chemtura
City of Austin
Clearwater Paper Corporation
Cliffs Natural Resources
Columbia Sportswear
CommScope
Commercial Metals
Convergys
Cooper Standard Automotive
Covance
Crown Castle
Curtiss-Wright
Cytec Industries
DST Systems
Darden Restaurants
DeVry Education Group
Delta Dental Plan of Michigan
Dentsply
Discovery Communications
Donaldson
Dow Corning
Dr Pepper Snapple Group
EQT Corporation
Eastman Kodak
Edwards Lifesciences
Enable Midstream Partners
Endo
Equifax
Esterline Technologies
Federal Reserve Bank of Atlanta
Federal Reserve Bank of Cleveland
First Solar
Fiserv
Fortune Brands Home & Security
Frontier Communications
Granite Construction
Graphic Packaging
Great American Insurance
H&R Block
H.B. Fuller
HNI
Hanesbrands
Harman International Industries
Harris
Harsco
Hasbro
HealthSouth Corporation
Henry Ford Health Systems
Herman Miller
Hexcel
Hospira
Host Hotels & Resorts
IDEX Corporation
IMS Health
ITT Corporation
Intelsat
Intercontinental Hotels Group
International Flavors & Fragrances
International Game Technology
Itron
J.M. Smucker
JEA
JetBlue Airways
K. Hovnanian Companies
KB Home
KBR
Kelly Services
Kennametal
Keurig Green Mountain
Keysight Technologies
Kinross Gold
Leggett and Platt
Leidos
Level 3 Communications
Lexmark
Lincoln Electric
LinkedIn
Lonza
MDU Resources
Magellan Midstream Partners
Martin Marietta Materials
Mattel
MeadWestvaco
Meritor
Millicom International Cellular
Molson Coors Brewing
NCR
New York Power Authority
New York University
Newmont Mining
NiSource
Nortek
Nu Skin Enterprises
Nuance Communications
OGE Energy
ONE Gas
Omnicare
Oshkosh
Outerwall
Owens Corning
Owens-Illinois
PAREXEL
Parmalat
Piedmont Healthcare
Pinnacle West Capital
Pitney Bowes
Plexus
Polaris Industries
PolyOne
Portland General Electric
Puget Sound Energy
PulteGroup
Quad/Graphics
Quintiles
Regal-Beloit
Revlon
Rockwell Automation
Rockwell Collins
Rowan Companies
Ryder System
SCANA
SNC-Lavalin
SPX
SSAB
Salt River Project
Santee Cooper
Scholastic
Scotts Miracle-Gro
Scripps Networks Interactive

ServiceMaster Company
Sigma-Aldrich
Smiths Group
Snap-on
Sonoco Products
Southwest Gas
Spectra Energy
Spirit AeroSystems
Spirit Airlines
St. Jude Medical
Stanford University
Starwood Hotels & Resorts
Steelcase
TECO Energy
Tempur Sealy
Teradata
Tiffany & Co.
Timken
Toro
Total System Service (TSYS)
Tribune Media
Tupperware Brands
UNS Energy
Unisys
United Launch Alliance
United Rentals
University of Texas—M.D. Anderson Cancer Center
VWR International
Vectren
Verso
Vesuvius
Vulcan Materials
Wendy's Group
Westar Energy
WhiteWave Foods
Wisconsin Energy
Wyndham Worldwide
Xylem
Zimmer

B-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CARLISLE COMPANIES INCORPORATED 11605 NORTH COMMUNITY HOUSE ROAD, SUITE 600 CHARLOTTE, NC 28277 ATTN: STEVEN J. FORD, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E02806-P75459 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CARLISLE COMPANIES INCORPORATED The Board of Directors recommends you vote FOR the following proposals: 1. To elect the three directors nominated by the Board of Directors. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. Robin J. Adams 1b. D. Christian Koch 1c. David A. Roberts For Against Abstain ! ! ! ! ! ! 2. An advisory vote to approve the Company’s executive compensation. 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year. 4. To transact any other business properly brought before the meeting. For address changes and/or comments, please check this box and write them on the back where indicated. ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2016 Annual Meeting of Shareholders, Proxy Statement, 2015 Annual Report and Form 10-K are available at www.proxyvote.com. E02807-P75459 CARLISLE COMPANIES INCORPORATED Annual Meeting of Shareholders May 18, 2016 8:00 AM This proxy is solicited by the Board of Directors David A. Roberts and Steven J. Ford, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the common shares of the undersigned at the annual meeting of shareholders of Carlisle Companies Incorporated to be held at Carlisle Companies Corporate Headquarters, 11605 N. Community House Rd., Suite 600, Charlotte, NC 28277, on Wednesday, May 18, 2016 at 8:00 AM ET, and at any postponements or adjournments of that meeting, as indicated on the reverse side, and in their discretion upon any other business that may properly come before the meeting. Shares represented by this proxy will be voted as directed herein by the shareholder. If no such directions are indicated, this proxy will be voted "FOR" all the nominees listed in Proposal 1 and "FOR" Proposals 2 and 3. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments:

QuickLinks

PROXY STATEMENT GENERAL INFORMATION
VOTING SECURITIES
SECURITY OWNERSHIP
PROPOSAL ONE: ELECTION OF DIRECTORS
Nominees for Election
Directors with Unexpired Terms
Director Compensation Table
EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS
Annual Incentive Performance Measures
Share Price Performance
Consolidated Company Performance Measures Used for 2015 Annual Incentive Awards to Mr. Roberts, Mr. Koch and Mr. Ford
Carlisle Construction Materials ("CCM") Performance Measures Used for 2015 Annual Incentive Award to Mr. Altmeyer
Carlisle Interconnect Technologies ("CIT") Performance Measures Used for 2015 Annual Incentive Award to Mr. Berlin
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL TWO: ADVISORY VOTE TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION
PROPOSAL THREE: TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2017 ANNUAL MEETING
VOTING BY PROXY AND CONFIRMATION OF BENEFICIAL OWNERSHIP
OTHER MATTERS
  APPENDIX A
Subparagraph B of Article FOURTH of the Restated Certificate of Incorporation of Carlisle Companies Incorporated
  APPENDIX B
2014 Towers Watson Executive Compensation Database General Industry Companies